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Exhibit 99.1

The information contained in this preliminary offering memorandum is not complete and may be changed. We may not sell these notes until the offering memorandum is delivered in final form. This preliminary offering memorandum is not an offer to sell these notes and is not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to completion (Dated September 21, 2005)

Preliminary offering memorandum Strictly confidential

Ethan Allen Global, Inc.

$200,000,000
    % Senior Notes due 2015

Issue price:

Interest payable       and

The notes will bear interest at a rate of    % per year and will mature on September     , 2015. We will pay interest on the notes on              and             of each year, beginning             . We may redeem the notes at our option in whole or in part at any time at the redemption prices described herein.

The notes will be fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by our public parent company, Ethan Allen Interiors Inc., and by certain of our subsidiaries, including Ethan Allen Retail, Inc., Ethan Allen Operations, Inc. and Ethan Allen Realty, LLC, which hold a substantial majority of our assets, and Lake Avenue Associates, Inc. and Manor House, Inc. The guarantees will rank equally in right of payment with each respective guarantor's other unsecured and unsubordinated indebtedness and guarantees.

We will agree to consummate an exchange offer of the notes pursuant to an effective registration statement or cause resales of the notes to be registered pursuant to a shelf registration statement under the Securities Act. Additional interest is payable on the notes during any period in which we are not in compliance with our obligations to exchange or register the notes.

See "Risk factors" beginning on page 9 for a discussion of certain risks you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act and state securities laws. Accordingly, we are offering the notes only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S. The notes will not be listed on any securities exchange.

Delivery of the notes in book-entry form is expected to be made on or about                           .

JPMorgan

                           , 2005

You should rely only on the information contained or incorporated by reference in this offering memorandum. We have not, and the initial purchaser has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the initial purchaser is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this offering memorandum is accurate only as of the date on the front cover of this offering memorandum or the date of the document incorporated in this offering memorandum, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Notice to investors

This offering memorandum is a confidential document that we are providing only to prospective purchasers of the notes. You should read this offering memorandum before making a decision to purchase any notes. We have prepared this offering memorandum and we are solely responsible for its contents. You are responsible for making your own examination of us and your own assessment of the merits and risks of investing in the notes. The initial purchaser makes no representation or warranty, express or implied, as to the accuracy or completeness of any of the information set forth in this offering memorandum. You may contact us if you need any additional information.

By receiving this offering memorandum, you will be deemed to have agreed not to:

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  use this offering memorandum for any purpose other than considering a purchase of the notes;

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  make copies of all or any part of this offering memorandum or give a copy of it to any other person; or

i

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  disclose any information in this offering memorandum to any other person.

If you do not purchase any notes or this offering is terminated for any reason, you must return this offering memorandum to: Ethan Allen Global, Inc., Ethan Allen Drive, Danbury, Connecticut 06811, Attention: Investor Relations.

By purchasing any notes, you will be deemed to have acknowledged that:

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  you have reviewed this offering memorandum;

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  you have had an opportunity to request any additional information that you may need from us;

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  neither we, the initial purchaser nor any person representing us or the initial purchaser have made any representation to you with respect to us and our subsidiaries or this offering, other than the information contained in this offering memorandum; and

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  the initial purchaser is not responsible for, and is not making any representation to you concerning, our future performance or the accuracy or completeness of this offering memorandum.

This offering memorandum contains summaries, which we believe to be accurate, of the terms we consider to be material of certain documents, but reference is made to the actual documents. All such summaries are qualified in their entirety by this reference. See "Where you can find more information."

The notes are subject to restrictions on resale and transfer as described under "Transfer restrictions." By purchasing any notes, you will be deemed to have represented and agreed to all the provisions contained in that section of this offering memorandum. You should be aware that you may be required to bear the financial risks of investing in the notes for an indefinite period of time.

We are not providing you with any investment, legal, business, tax or other advice in this offering memorandum. You should consult with your own advisors, accountants and counsel as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase the notes.

We are offering the notes in reliance on exemptions from the registration requirements of the Securities Act. These exemptions apply to offers and sales of securities that do not involve a public offering. The notes have not been recommended or approved by any federal, state or foreign securities or regulatory authorities, and no such securities or regulatory authority has passed on the accuracy or completeness of this offering memorandum. Any representation to the contrary is a criminal offense.

You must comply with all laws and regulations that apply to you in any place in which you buy, offer or sell any notes or possess this offering memorandum. You must also obtain any consents or approvals that you need in order to purchase the notes. We and the initial purchaser are not responsible for your compliance with these legal requirements.

This offering memorandum does not constitute an offer to sell or a solicitation of an offer to buy notes to any person in any jurisdiction where it is unlawful to make such an offer to sell or solicitation.

We reserve the right to withdraw the offering of the notes at any time and we and the initial purchaser reserve the right to reject any commitment to subscribe for the notes in whole or in part and to allot to you less than the full amount of the notes subscribed for by you.

The distribution of this offering memorandum and the offer and sale of the notes may be restricted by law in certain jurisdictions. Persons into whose possession this offering memorandum or any of the notes come must inform themselves about, and observe, any such restrictions. See "Plan of distribution."

The notes will be available initially only in book-entry form. We expect that the notes will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of its nominee. Beneficial interests in the global certificates will be shown on, and transfers of beneficial interests in the global certificates will be effected through, records maintained by DTC and its participants. After initial issuance of the global certificates, notes in certificated form will be issued in exchange for the global certificates only as set forth in the indenture.

Notice to New Hampshire residents

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

SEC review

After completion of this offering, we have agreed to file a registration statement with the SEC as described in this offering memorandum. The SEC may review the registration statement and have comments thereon. It is possible that changes will be made to the description of our business and financial and other information included or incorporated by reference into this offering memorandum in response to SEC comments as well as developments after the date hereof. While we believe that the information included or incorporated by reference into this offering memorandum has been prepared in a manner that materially complies with published SEC regulations and is consistent with current practice, we cannot assure you that we will not be required to modify or reformulate such information. Any such modification or reformulation may be significant.

Forward-looking statements

This offering memorandum includes or incorporates by reference various forward-looking statements. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we or our representatives have made or may make forward-looking statements on telephone or conference calls, by webcast or emails, in person, in presentations or written materials, or otherwise, orally or in writing. Such forward-looking statements are sometimes identified by words such as "will," "may," "project," "should," "would," "could," "target," "goal," "anticipate," "plan," "believe," "estimate," "expect," or "intend" or words or phrases of similar import. These forward-looking statements reflect our current expectations concerning future results and events, and actual results and events may differ materially.

All forward-looking statements are subject to various risks and uncertainties, including but not limited to: the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; changes in global or regional political or economic conditions, including changes in governmental and central bank policies; changes in business conditions in the furniture industry, including changes in consumer spending patterns and demand for home furnishings; effects of our brand awareness and marketing programs, including changes in demand for our products and acceptance of our new products; our ability to locate new store sites or negotiate favorable lease terms for additional stores or for expansion of existing stores; competitive factors, including changes in the products or marketing efforts of others; pricing pressures; fluctuations in interest rates and the cost, availability and quality of raw materials; those matters discussed in our SEC filings; and future decisions by us.

Occurrence of any of the events or circumstances described above could have a material adverse effect on our business, financial condition, results of operations or cash flows. No assurance can be given that any future transaction about which forward-looking statements may be made will be completed or as to the timing or terms of any such transaction. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements.

Preliminary note

On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the AICPA expressing its views regarding certain operating lease accounting issues and their application under accounting principles generally accepted in the United States. Our management subsequently initiated a review of our lease-related accounting practices and determined that the manner in which we accounted for (i) the amortization of leasehold improvements, (ii) landlord/tenant incentives (specifically, construction allowances) and (iii) the recognition of rent expense or income when the lease term contains periods of free or reduced rents (such as "rent holidays" and rent escalation provisions) were not consistent with the views expressed by the SEC and that certain previously filed financial statements required restatement. We filed amendments to our annual report on Form 10-K for the fiscal year ended June 30, 2004 (including all periods presented therein) and our quarterly reports on Form 10-Q for the interim periods ended September 30, 2004 and December 31, 2004 (including all periods presented therein) reflecting such restatements. All financial statement information included in this offering memorandum reflects such restatements.

Summary

This summary highlights information contained elsewhere in this offering memorandum. It does not contain all of the information that you should consider before making a decision to invest in our notes. You should read carefully the entire offering memorandum and the documents incorporated by reference in this offering memorandum, including the considerations described under "Risk factors."

Except as otherwise set forth under "Description of the notes," references to "Ethan Allen" or "we," "us" or "our" mean Ethan Allen Interiors Inc. and its subsidiaries collectively or, if the context so requires, Ethan Allen Interiors Inc., Ethan Allen Global, Inc., Ethan Allen Retail, Inc., Ethan Allen Operations, Inc., Ethan Allen Realty, LLC, Lake Avenue Associates, Inc. or Manor House, Inc. as subsidiary guarantors or may mean any such entity, individually. References to "Ethan Allen Global" refer to the issuer of the notes.

Ethan Allen

We are one of the largest manufacturers and retailers of quality home furnishings and accessories, offering a full complement of home decorating solutions through the country's largest single-sourced, vertically-integrated network of home furnishing retail stores. As a vertically-integrated company, we design, manufacture, source, distribute, market, and sell a full range of home furnishings to a network of independently-owned and Ethan Allen-owned stores as well as coordinate related marketing and brand awareness efforts. We manufacture or assemble approximately 65% to 70% of our products at 12 manufacturing facilities, which consist of 6 case good plants (2 of which include separate sawmill operations), 5 upholstery plants and 1 home accent plant, all located in the United States. As of June 30, 2005, our products were sold through an exclusive international network of 313 retail stores in which the brand and the stores shared the same name, including 126 stores that we owned and operated and 187 stores that were owned and operated by independent retailers.

Leadership, Strategies and Strengths

With our unique vertically-integrated structure, we have established ourselves as an industry leader in the development of:

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  Ethan Allen as a preferred brand;

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  an international network of stores in which the brand and stores share the same name;

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  a network of over 3,000 design consultants who are focused on providing the highest level of service;

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  a full range of stylish, functional and coordinated products for one-stop shopping convenience; and

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  a great value option for consumers, including our everyday best pricing, complementary design service and home delivery.

A Preferred Brand.    Our product strategy has been to position our brand as a preferred brand offering superior quality and value while, at the same time, providing consumers with a convenient, full-service, one-stop shopping solution for their home furnishing needs. To carry out this strategy, we continue to expand our reach to a broader consumer base by offering a diverse selection of functional and stylish value-priced product lines, many of which have been designed to effectively complement one another, reflecting the recent trend toward more eclectic home decorating. Founded in 1932, we have sold our products under the Ethan Allen brand name since 1937. Today, we believe that over 90% of consumers are aware of the Ethan Allen brand and associate it with style, quality, value and service. Since 2002, over 70% of our current product line is new, with the balance refined and enhanced through product redesign, additions, deletions, or finish changes.

International Network of Stores.    As of June 30, 2005, our products were sold through an exclusive network of 313 retail stores, including 126 stores that we owned and operated and 187 stores that were owned and operated by independent retailers under license agreements. Our stores are located primarily in the United States and Canada, with a small number of independently-owned stores located throughout Asia, Canada, the Middle East, Europe, the West Indies and Africa.

Our Design Consultants.    We have a network of over 3,000 design consultants and project managers and logistics staff who we believe provide our customers with the best home decorating service at no additional charge. Our design consultants receive training with respect to the distinctive design and quality features inherent in each of our products, which we believe helps to increase their performance and reduce costly turnover. We believe that our training allows the design consultants to more effectively communicate the elements of style and value that we believe differentiates us from our competitors. As such, we believe that our design consultants, and the complementary service they provide, create a distinct advantage over other home furnishing retailers.

One-Stop Shopping.    We offer our customers the convenience of one-stop shopping by creating a comprehensive home furnishings solution. For example, our product collections consist of case goods, such as beds, dressers, armoires, night tables, dining room chairs and tables, buffets, sideboards, coffee tables, entertainment units, bathroom vanities and home office furniture. Our upholstery home furnishing products include sleepers, recliners, chairs, sofas, loveseats, cut fabrics and leather. Our home accessory products include window treatments, wall décor, lighting, clocks, wood accents, bedspreads, decorative accessories, area rugs, bedding, and home and garden furnishings. By offering such a wide array of products, we believe that we provide the consumer the convenience of one-stop shopping for all of their home furnishing needs.

Great Value.    Over the past year, we introduced an innovative everyday pricing program, eliminating periodic sales events in lieu of an everyday best price on all of our product offerings, which we believe provides our customers with a better value and a more simplified shopping experience. The process through which we evolved to everyday best pricing gave us the opportunity to critically examine all facets of our business, making substantive changes where necessary, in order to more effectively carry out our solutions-based approach to home decorating. This new pricing strategy has enabled us to focus on streamlining our operations, reducing our costs, and reducing lead times to better serve consumers. We believe that this innovation demonstrates our commitment to differentiating ourselves through strategies focused on customer credibility and excellence in service.

Growth

Our drivers for growth include:

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  monitoring consumer tastes and reacting quickly to changing consumer preferences;

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  opening new stores in strategic areas, including relocating existing ones;

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  leveraging our vertically-integrated structure to further differentiate ourselves as a preferred brand; and

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  refining sales and marketing efforts to reach more consumers.

Monitoring Consumer Tastes.    We continuously monitor consumer demand through internal marketing research and communication with our retailers and store design consultants who provide valuable input on consumer trends. As a result of this monitoring, we believe that we are able to react quickly to changing consumer tastes. Since 2002, over 70% of our current product line is new. We have redefined ourselves by offering more stylish product with added details, providing a higher level of quality, while offering a better value as reflected in our everyday best pricing. We believe that our two most important lifestyle categories in home furnishings are the Classic and the Casual. Our product lines are designed to reflect unique elements applicable to each lifestyle. To accomplish this, our collections consist of case goods and coordinated upholstered products and home accessories, each styled with its own distinct design characteristics. We believe that home accessories play an important role in our marketing program as they enable us to offer the consumer the convenience of one-stop shopping by creating a comprehensive home furnishing solution.

Opening New Retail Stores.    We believe that we are an industry leader in designing stores that reflect the quality and style of the product inside while displaying the product in Classic and Casual lifestyles that reflect the way people aspire live. Our stores are located in busy urban settings as freestanding destination stores or as part of suburban strip malls, depending upon the real estate opportunities in a particular market. In the past five years, we and our independent retailers have opened 78 new stores, approximately 40% of which were relocations. In our corporate-owned stores, as a result of our relocation initiatives, we have experienced an increase in store traffic of as much as 148%, with an average increase of 91% over the last five years, and, in corresponding store sales of as much as 118%, with an average increase of 64% over the last five years. Over the next several years, we intend to continue to open new retail stores, relocate certain existing stores to prime retail locations in major markets, and where appropriate, acquire stores from, or sell stores to, independent retailers. In fiscal 2006, we anticipate opening approximately 20 new or relocated Ethan Allen branded stores. We will continue to promote the growth and development of our independent retailers by encouraging the relocation and expansion of their stores. Independent retailers, pursuant to license agreements, are authorized to use certain Ethan Allen service marks or trademarks and are required to adhere to certain standards of operations. We believe that these initiatives will be important growth drivers for us.

Our Vertically-Integrated Structure.    We believe that our vertical integration gives us a significant competitive advantage in this dynamic environment as it allows us to design, manufacture, source, distribute, market, and sell our products through over 300 retail stores, the industry's largest single-sourced, vertically-integrated retail store network. Our vertical integration allows us to control the process from design and product development, domestic manufacturing, balanced with foreign and domestic outsourcing, cost efficient logistics systems, to a coordinated marketing program. We further believe that we differentiate ourselves from the competition by focusing on our strategy of providing solutions to our customers, which we have been developing for over a decade. Our solutions include stylish, functional products, conveniently located stores with inspirational displays, coordinated products for one-stop shopping convenience, complementary design service, and free home delivery. We believe that having seen our vertically-integrated model, several domestic manufacturers are attempting to implement single-brand retail stores. By leveraging our vertically-integrated operating structure and adhering to a solutions-based approach, we believe that we have an opportunity to further differentiate ourselves as a preferred brand and as the most comprehensive and effective provider of home decorating solutions for consumers.

Marketing and Advertising Efforts.    We have developed a highly coordinated, national advertising campaign designed to:

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  capitalize on our existing brand equity; and

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  maintain top-of-mind awareness of the breadth of our product and service offerings.

We have developed and implemented what we believe is the most coordinated national advertising campaign in the home furnishings industry using television, direct mail, newspapers, magazines and radio to market our products and services. Our direct mail magazine, which features our home furnishings collections in lifestyle settings, is one of our most important marketing tools, and reaches over 50 million households annually. We also use our website to drive additional business into the retail network through lead generation and information sourcing. We believe that our ability to coordinate our advertising efforts for all of our stores provides a competitive advantage over other home furnishing manufacturers and retailers. With an exclusive network of more that 300 retail stores participating in a uniform marketing approach and "speaking with one voice," we believe that we are better positioned to fulfill our brand promise on a consistent basis.

Competition

Industry Competition.    The home furnishings industry is very large, highly competitive and fragmented. Consumer confidence and discretionary spending, particularly for home furnishings, have recently been impacted by rising fuel costs, increasing interest rates and the ongoing war in Iraq. The home furnishings industry competes primarily on the basis of product styling and quality, personal service, prompt delivery, product availability and price. Globalization, which represents the most notable change within the industry landscape in recent years, has led to increased competitive pressures. These competitive pressures have been brought about by the increasing volume of imported finished goods and components, particularly for case goods products. The continued development of manufacturing capabilities in other countries, specifically within Asia, has significantly increased overseas production capacities and created over-capacity for many U.S. manufacturers, including us, leading to the consolidation of our least efficient plants. In response to this, we have, in recent years, implemented a blended strategy, establishing relationships with certain manufacturers, both abroad and domestically, to source selected case goods, upholstery, and home accessory items. We intend to continue to balance our domestic production with opportunities to source from foreign and domestic manufacturers, as appropriate, in order to maintain our competitive advantage.

Organizational chart

The following chart summarizes our current corporate organizational structure:

We hold, or have registration applications pending for, numerous trademarks, service marks and design patents for the Ethan Allen name, logos and designs in a broad range of classes for both products and services in the United States and in many foreign countries.

Ethan Allen Global, Inc. and Ethan Allen Interiors Inc., Ethan Allen Retail, Inc. and Ethan Allen Operations, Inc. and the other guarantors are Delaware corporations, except for Lake Avenue Associates, Inc., which is a Connecticut corporation and Ethan Allen Realty, LLC, which is a Delaware limited liability company. Our principal executive offices are located at Ethan Allen Drive, Danbury, Connecticut 06811, and our telephone number at that location is (203) 743-8000. We maintain a web site at http://www.ethanallen.com. The information contained on our web site is not part of this offering memorandum.

The offering

Issuer	Ethan Allen Global, Inc.
Notes Offered	$200,000,000 aggregate principal amount of % Senior Notes due 2015.
Maturity Date	September , 2015.
Interest Payment Dates	and of each year, beginning on , 2006.
Guarantees
The notes will be guaranteed on a senior unsecured basis by Ethan Allen Interiors Inc., Ethan Allen Retail, Inc., Ethan Allen Operations, Inc., Lake Avenue Associates, Inc., Manor House, Inc. and Ethan Allen Realty, LLC.
Ranking	The notes will rank senior to present and future subordinated debt and equally with present and future senior debt and obligations of Ethan Allen Global and each of the guarantors.
Optional Redemption	We may redeem the notes in whole at any time or in part from time to time at the redemption prices described in this offering memorandum, plus accrued and unpaid interest to the date of redemption.
Certain Covenants	The indenture will contain covenants that limit our ability, and the ability of certain of our subsidiaries, to:
• incur certain liens to secure indebtedness;
• engage in sale-leaseback transactions; and
• merge, amalgamate or consolidate or sell all or substantially all of such company's assets.
These covenants are subject to important exceptions and qualifications, which are described in "Description of the notes" under "— Covenants." See "Risk factors — Risks relating to the notes."
Exchange Offer and Registration Rights	Under a registration rights agreement to be executed in connection with the offering of the notes, we will agree to:
• file a registration statement enabling holders to exchange the notes described in this offering memorandum for exchange notes that have been registered under the Securities Act;
• use our commercially reasonable efforts to consummate the exchange offer within 240 days after the issue date of the notes; and

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file a shelf registration statement for the resale of the notes offered hereby if we cannot effect the exchange offer within the time period referred to above, or under other circumstances specified in the registration rights agreement.

The interest rate on the notes will increase if we do not comply with certain of our obligations under the registration rights agreement. During the period we fail to comply with these obligations, we will pay additional interest on the notes at a rate of 0.50% per year for the first 90-day period following such failure, and a rate of 1.00% per year after the termination of such 90-day period following such failure, until the exchange offer is completed or the shelf registration statement, if required, is declared effective or the notes otherwise become freely tradable under the Securities Act. See "Exchange offer; Registration rights."
Transfer Restrictions	The notes will be subject to certain restrictions on transfer. See "Transfer restrictions."
No Prior Market
The notes will be new securities for which there is no market. Although the initial purchaser has informed us that it currently intends to make a market in the notes, it is not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market will develop or be maintained.
Use of Proceeds
We estimate that we will receive net proceeds of approximately $198.3 million from this offering, after deducting the initial purchaser's commissions and the estimated offering expenses. We intend to use the net proceeds from this offering to expand our retail network, invest in our manufacturing and logistics operations and for general corporate purposes.

Summary consolidated financial data

The following table sets forth selected consolidated financial data of Ethan Allen Interiors Inc. and its consolidated subsidiaries. The consolidated statements of operations data for the years ended June 30, 2003, 2004, and 2005, and the consolidated balance sheet data as of June 30, 2004 and 2005 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, and are incorporated by reference in this offering memorandum. The consolidated statements of operations data for the years ended June 30, 2001 and 2002, and the consolidated balance sheet data as of June 30, 2001, 2002 and 2003, are derived from our consolidated financial statements not included in this offering memorandum. Certain of the summary financial data for the year ended June 30, 2005, have been adjusted to reflect this offering and the initial application of the proceeds therefrom. You should read this data in conjunction with the "Selected financial data," and "Management's discussion and analysis of financial condition and results of operations" included in this offering memorandum.

	Fiscal Year Ended June 30,
(Dollars in thousands, except per share data and financial ratios)
	2001	2002	2003	2004	2005	2005
						(as adjusted)

Statement of Operations Data:
Net sales	$904,133	$892,288	$907,264	$955,107	$949,012	$949,012
Cost of sales	490,509	471,018	457,924	494,072	487,958	487,958
Restructuring and impairment charge, net(1)	6,906	5,123	13,131	12,520	(219)	(219)
Selling, general and administrative expenses	281,723	286,888	316,752	322,111	332,295	332,295
Operating income	124,995	129,259	119,457	126,404	128,978	128,978
Interest and other (income) expense, net	(2,056)	(2,344)	(517)	(2,691)	(442)	(442)
Income before income tax expense	127,051	131,603	119,974	129,095	129,420	129,420
Income tax expense	48,025	49,746	45,350	49,617	50,082	50,082
Net income	79,026	81,857	74,624	79,478	79,338	79,338
Balance sheet data (at end of period):
Cash and cash equivalents	$48,112	$75,688	$54,356	$27,528	$3,448	$203,448
Total assets	621,069	690,812	735,008	658,367	628,386	828,386
Working capital	183,863	193,354	228,177	161,772	130,423	330,423
Current ratio	2.70	2.50	2.70	2.18	1.97	3.47
Total debt, including capital lease obligations	9,487	9,321	10,218	9,221	12,510	212,510
Shareholders' equity	462,163	508,170	533,922	456,140	434,068	434,068
Other Financial Data:
Depreciation and amortization(2)	$20,295	$19,503	$21,634	$21,854	$21,338	$21,338
Capital expenditures, including acquisitions(3)	48,238	73,481	39,781	24,976	34,381	34,381
Cash dividends declared(4)	0.16	0.18	0.25	3.40	0.60	0.60
Other Operating Data:
EBITDA(5)	$147,948	$151,606	$142,112	$151,449	$151,414	$151,414
Total debt to EBITDA	0.06	0.06	0.07	0.06	0.08	1.40
EBITDA to interest expense	245.76	303.21	281.97	302.90	230.81	230.81
Total number of stores owned	312	316	309	311	313	313
Number of company-owned stores	84	103	119	127	126	126
Number of independently-owned stores	228	213	190	184	187	187

The footnotes to the preceding table appear on pages 19–20.

Risk factors

An investment in the notes involves a degree of risk. You should carefully consider the risks and uncertainties described below, in addition to the other information set forth in this offering memorandum, before purchasing the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our financial condition, results of operations, cash flows or business. If any of the following risks or uncertainties actually occur, our financial condition, results of operations, cash flows or business could be materially or adversely affected.

Risks relating to us

We face changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations and sources of merchandise.

Historically, the home furnishings industry has been subject to cyclical variations in the general economy and to uncertainty regarding future economic prospects. We are currently confronted with the risk of increased expenses and decreased demand from customers as a result of Hurricane Katrina and other unfavorable weather conditions, natural disasters, the war in Iraq, armed conflicts and terrorist attacks. These global uncertainties, as well as other variations in global economic conditions such as rising fuel costs and increasing interest rates, may continue to cause inconsistent and unpredictable consumer spending habits, while increasing our own fuel, utility, transportation or security costs. These risks, as well as industrial accidents or work stoppages, could also severely disrupt our manufacturing operations, which could have a material adverse effect on our financial performance.

We import a portion of our merchandise from foreign countries. As a result, our costs may be increased by events affecting international commerce and businesses located abroad, including changes in international trade, central bank actions and other governmental policies of the U.S. and the countries from which we import a portion of our merchandise. The inability to import products from certain foreign countries or the imposition of significant tariffs could have a material adverse effect on our results of operations.

Competition from overseas manufacturers continues to increase and may adversely affect our business, operating results and financial condition.

Our wholesale business segment is involved in the development of our brand, which encompasses the design, manufacture, sourcing, sales and distribution of our home furnishings products, and competes with other U.S. and foreign manufacturers. Our retail business segment sells home furnishings to consumers through a network of company-owned stores, and competes against other retailers locally, regionally and nationally.

Our retail segment competes against a diverse group of retailers ranging from specialty stores to traditional furniture and department stores, and our competitors operate locally, regionally and nationally. We also compete with these and other retailers for appropriate retail locations as well as for qualified design consultants and management personnel. Such competition could adversely affect our future financial performance.

Industry globalization has led to increased competitive pressures brought about by the increasing volume of imported finished goods and components, particularly for case good products, and the development of manufacturing capabilities in other countries, specifically within Asia. The increase in overseas production capacity in recent years has created over-capacity for many U.S. manufacturers, including us, which has led to industry-wide plant consolidation. In addition, because many foreign manufacturers are able to maintain substantially lower production costs, including the cost of labor and overhead, imported product may be sold at a lower price to consumers which, in turn, has led to some measure of industry-wide price deflation.

We cannot assure you that we will be able to establish or maintain relationships with certain manufacturers, either abroad or domestically, to supply us with selected case goods, upholstery and home accessory items to enable us to maintain our competitive advantage. In addition, the recent emergence of foreign manufacturers has served to broaden the competitive landscape. Some of these competitors produce furniture types not manufactured by us and may have greater financial and other resources available to them. This competition could adversely affect our future financial performance.

Failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner could adversely impact our business, operating results and financial condition.

Sales of our products are dependent upon consumer acceptance of our product designs, styles, quality and price. We continuously monitor consumer demand through internal marketing research and communication with our retailers and store design consultants who provide valuable input on consumer trends. As with all residential retailers, our business is susceptible to changes in consumer tastes and trends. Such tastes and trends can change rapidly and any delay or failure to anticipate or respond to changing consumer tastes and trends in a timely manner could adversely impact our business, operating results and financial condition.

Our success depends upon our brand, marketing and advertising efforts and pricing strategies, and if we are not able to maintain and enhance our brand or if we are not successful in these efforts, our business and operating results could be adversely affected.

Maintaining and enhancing our brand is critical to our ability to expand our base of customers and may require us to make substantial investments. Our advertising campaign uses television, direct mail, newspapers, magazines and radio to maintain and enhance our existing brand equity. We cannot assure you that our marketing, advertising and other efforts to promote and maintain our brand or our everyday best pricing strategy will not require us to incur substantial costs. If these efforts are unsuccessful or we incur substantial costs in connection with these efforts, our business, operating results and financial condition could be adversely affected.

Failure to protect our intellectual property could adversely affect us.

We believe that our patents, trademarks, service marks, trade secrets, copyrights and all of our other intellectual property are important to our success. We rely on patent, trademark, copyright and trade secret laws, and confidentiality and restricted use agreements, to protect our intellectual property and may seek licenses to intellectual property of others. Some of our intellectual property is not covered by any patent, trademark, or copyright or any applications for the same. We cannot assure you that agreements designed to protect our intellectual property will not be breached, that we will have adequate remedies for any such breach, or that the efforts we take to protect our proprietary rights will be sufficient or effective. Any significant impairment of our intellectual property rights or failure to obtain licenses of intellectual property from third parties could harm our business or our ability to compete. Moreover, we cannot assure you that the use of our technology or proprietary know-how or information does not infringe the intellectual property rights of others. If we have to litigate to protect or defend any of our rights, such litigation could result in significant expense to us.

We may not be able to maintain our current store locations at current costs. We may also fail to successfully select and secure store locations.

Our stores are located in busy urban settings as freestanding destination stores or as part of suburban strip malls, depending upon the real estate opportunities in a particular market. Our business competes with other retailers and as a result, our success may be affected by our ability to renew current store leases and to select and secure appropriate retail locations for existing and future stores.

We depend on key personnel and could be affected by the loss of their services.

The success of our business depends upon the services of certain senior executives, and in particular, the services of M. Farooq Kathwari, Chairman of the Board, President and Chief Executive Officer, who is the only one of our senior executives who has a written employment agreement with us. The loss of any such person or other key personnel could have a material adverse effect on our business and results of operations.

Fluctuations in the price, availability and quality of raw materials could cause delay which could result in a decrease in our sales and increase costs, which could adversely impact our earnings.

We use various types of wood, fabrics, leathers, and other raw materials in manufacturing our furniture. Certain of our raw materials, including fabrics, are purchased both abroad and domestically. Fluctuations in the price, availability and quality of raw materials could cause increased costs or a delay, in manufacturing our products, which in turn could result in a delay in delivering products to our customers. For example, lumber prices fluctuate over time based on factors such as weather and demand, which in turn, impact availability. Upward trends in prices could have an adverse effect on margins. Delays or cost increases could lower our sales, adversely impacting our earnings.

In addition, certain suppliers may require extensive advance notice of our requirements in order to produce products in the quantities we desire. This long lead time may require us to place orders far in advance of the time when certain products will be offered for sale, thereby exposing us to risks relating to shifts in consumer demand and trends, and any downturn in the U.S. economy.

As we expand and grow our business, we may rely on external funding sources to finance our operations and growth.

Historically, we have relied upon our cash from operations to fund our operations and growth. As we expand our business, we may rely on external funding sources, which will include the proceeds from the issuance and sale of the notes and our $200 million revolving bank line of credit available under the credit facility. Any unexpected reduction in cash flow from operations could increase our external funding requirements to levels above those currently available. There can be no assurance that we will not experience unexpected cash flow shortfalls in the future or that any increase in external funding required by such shortfalls will be available.

Our business is sensitive to increasing labor costs, competitive labor markets, our continued ability to retain high-quality personnel and risks of work stoppages.

The market for qualified employees and personnel in the retail and manufacturing industry is highly competitive. Our success depends upon our ability to attract, retain and motivate qualified craftsmen, management, marketing and sales personnel and upon the continued contributions of these individuals. We cannot assure you that we will be successful in attracting and retaining qualified personnel. A shortage of qualified personnel may require us to enhance our wage and benefits package in order to compete effectively in the hiring and retention of qualified employees. Our labor costs may continue to increase, and such increases may not be recovered. In addition, some of our employees are covered by collective bargaining agreements with local labor unions. Although we do not anticipate any difficulty renegotiating these contracts as they expire, a labor-related stoppage by these unionized employees could adversely affect our business and results of operations. The loss of the services of key personnel or our failure to attract additional qualified personnel could have a material adverse effect on our business, operating results and financial condition.

Our results of operations for any quarter are not necessarily indicative of our results of operations for a full year.

Sales of furniture and other home furnishing products fluctuate from quarter to quarter due to such factors as changes in global and regional economic conditions, changes in competitive conditions, changes in production schedules in response to seasonal changes in energy costs and weather conditions, and changes in consumer order patterns. From time to time, we have experienced, and may continue to experience, volatility with respect to demand for our home furnishing products. Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

Our current and former manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

We use and generate hazardous substances in our manufacturing and retail operations. In addition, both the manufacturing properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Our manufacturing operations and, to a lesser extent, our retail operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties and our current operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. In addition, we may become subject to potentially material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. We have been identified as a potential responsible party in connection with five sites that are currently listed, or proposed for inclusion, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act or its state counterpart. In addition, noncompliance with, or stricter enforcement of, existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

Risks relating to the notes

We are subject to restrictive covenants and conditions under our credit facility. We are also subject to certain covenants and conditions under the indenture. These covenants and conditions could significantly affect the way in which we conduct our business and restrict our ability to repay the notes. Our failure to comply with these covenants could lead to an acceleration of our debt.

The credit facility contains a number of covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay or refinance other indebtedness or amend other debt instruments, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, and make certain payments and investments. The credit facility also requires us to comply with specified financial covenants, including a fixed charge coverage ratio and a maximum leverage ratio. The indenture contains covenants that limit our ability to incur certain liens to secure indebtedness, engage in sale-leaseback transactions or merge, amalgamate, consolidate or sell all or substantially all of our assets.

Our ability to continue to comply with these covenants and conditions may be affected by events beyond our control. The breach of any of the covenants contained in the credit facility or failure to comply with certain conditions, including the continued accuracy of our representations and warranties, unless waived by the lenders, would be a default under the credit facility. This would permit the lenders to accelerate the maturity of the credit facility. It would also permit the lenders to terminate their commitments to extend credit under the credit facility. This could have an immediate material adverse effect on our liquidity. An acceleration of maturity of the credit facility may permit the holders of the notes to accelerate the maturity of the notes. Acceleration of maturity of the notes would permit the lenders to accelerate the maturity of the credit facility and terminate their commitments to extend credit under our revolving credit facility, unless we were able to obtain a waiver from the lenders. We cannot assure you that we would have sufficient funds to make these accelerated payments or that we would be able to obtain any such waiver on acceptable terms or at all.

Our ability to service our debt, including the notes, and meet our other obligations depends on certain factors beyond our control.

Our ability to service our debt, including the notes, and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including certain factors beyond our control such as, among other things, changes in global and regional economic conditions, changes in consumer demand for, and acceptance of, our products, changes in our industry, changes in interest rates and inflation in raw materials, energy and other costs.

If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to reduce or delay capital expenditures, sell assets or businesses, limit or discontinue, temporarily or permanently, business plans, activities or operations, obtain additional debt or equity financing, or restructure or refinance debt. We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions.

The notes will be structurally subordinated to creditors of our subsidiaries that are not guarantors of the notes.

Ethan Allen Interiors Inc., one of the guarantors, is the parent company. It is a holding company with no material operations or assets other than the common stock of Ethan Allen Global. Its principal liabilities consist of its guarantees of the credit facility and the notes, and guarantees of debt and commercial obligations of Ethan Allen Global's subsidiaries. Although Ethan Allen Global is the issuer, a substantial majority of our assets, on a consolidated basis, are held by Ethan Allen Retail, Inc., Ethan Allen Operations, Inc., Ethan Allen Realty, LLC and other subsidiary guarantors. In addition, some of our assets are held by subsidiaries that are not guarantors. Our ability, and the ability of noteholders, to realize upon the assets of any subsidiary that is not a guarantor of the notes in any liquidation, bankruptcy, reorganization or similar proceedings involving such subsidiary will be subject to the claims of their respective creditors, including their respective trade creditors and holders of their respective debt. As a result, the notes will be structurally subordinated to all existing and future debt and other obligations, including trade payables, of our subsidiaries that are not guarantors of the notes. At June 30, 2005, on an as adjusted basis after giving effect to the sale of the notes and the application of the proceeds therefrom, the debt and liabilities of such non-guarantor subsidiaries would have totaled approximately $8.6 million (excluding intercompany trade and other miscellaneous liabilities of approximately $10.8 million).

Except as otherwise noted in this risk factor, the financial information included or incorporated by reference in this offering memorandum is presented on a consolidated basis. As a result, such financial information does not completely indicate the historical or as adjusted assets, liabilities or operations of each source of funds for payment of debt service on the notes.

Because the notes are not secured, future secured lenders will have a prior claim on our secured assets.

The notes and our current credit facility are not secured by any of our assets. While the indenture does have limitations on liens that we can incur to secure indebtedness, we may incur some secured indebtedness in the future without securing the notes. Therefore, if we become insolvent or are liquidated, or if payment under the notes is accelerated, the lenders under such instruments would be entitled to exercise the remedies available to secured lenders under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on those of our assets securing their indebtedness. Because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or (if any such assets remained) such assets might be insufficient to satisfy such claims in full.

In the event of the bankruptcy or insolvency of Ethan Allen Interiors Inc. or any of the subsidiary guarantors, the guarantee of the notes by Ethan Allen Interiors Inc. or such subsidiary could be voided and subordinated.

In the event of the bankruptcy or insolvency of Ethan Allen Interiors Inc. or any of the subsidiary guarantors, its guarantee would be subject to review under relevant fraudulent conveyance, fraudulent transfer, equitable subordination and similar statutes and doctrines in a bankruptcy or insolvency proceeding or a lawsuit by or on behalf of creditors of that guarantor. Under those statutes and doctrines, if a court were to find that the guarantee was incurred with the intent of hindering, delaying or defrauding creditors or that the guarantor received less than a reasonably equivalent value or fair consideration for its guarantee and, at the time of its incurrence, the guarantor:

  •
  was insolvent or rendered insolvent by reason of the incurrence of its guarantee;

  •
  was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

  •
  intended to, or believed that it would, incur debts beyond its ability to pay as they matured or became due;

then the court could void or subordinate its guarantee. If the guarantee of a guarantor is voided or subordinated, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

We cannot assure you that an active trading market will develop for the notes.

The notes will be a new issue of securities for which there is currently no public trading market. We are selling the notes under exemptions from registration under applicable securities laws. Therefore, the notes may not be publicly offered, sold or otherwise transferred in any jurisdiction where such registration may be required. As a result, there will be no public trading market for the notes.

The initial purchaser has informed us that it intends to make a market in the notes. The initial purchaser is, however, not obligated to make a market in the notes, and it may discontinue any market-making activities with respect to the notes at any time without notice. Any such market-making activity may be limited during the pendency of an exchange offer or the effectiveness of an exchange offer registration statement, or under certain circumstances, a shelf registration statement, pursuant to the registration rights agreement.

The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected to a material degree by, among other things, changes in:

  •
  the overall market for investment grade securities;

  •
  our financial performance or prospects; or

  •
  the prospects for companies in our industry generally.

As a result, we cannot assure you that an active trading market will develop or, if developed, will continue for the notes. If a market does develop, the price of the notes may fluctuate and liquidity may be limited. If a market for the notes does not develop, you may be unable to resell the notes for an extended period of time, if at all.

The notes are subject to restrictions on transfer.

The notes have not been registered under the Securities Act or any state or foreign securities laws. Absent registration, the notes may be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state or foreign securities laws. Although we have agreed to use our best efforts to file, and to have declared effective, a registration statement under the Securities Act relating to an exchange offer for the notes, we cannot assure you that such a registration statement will become or remain effective.

The SEC has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. Failure to have such a registration statement declared effective could adversely affect the liquidity and price of the notes.

Use of proceeds

We estimate that the net proceeds to us from this offering (after deducting the initial purchaser's discount and estimated fees and expenses of this offering) will be approximately $198.3 million. We intend to use the net proceeds to us from this offering to expand our retail network, invest in our manufacturing and logistics operations and for general corporate purposes.

Pending use for a specific purpose, we may initially use a portion of the net proceeds to reduce the outstanding balance under the credit facility, if any, and, to the extent that at the time there is no such amount outstanding, to invest in investment quality, interest-bearing securities or deposits with maturities not to exceed 24 months. The credit facility matures in 2010. The credit facility bears interest at a variable rate equal to the greatest of the Prime Rate of JPMorgan Chase Bank, N.A., the Federal Funds Rate plus .5%, or a third composite of interest rates plus 1%, plus additional fees whose percentages are tied to our credit ratings as issued by Moody's and Standard and Poor's. At June 30, 2005, the outstanding balance under our credit facility was $8.0 million.

J.P. Morgan Securities Inc. or its affiliates are lenders under the credit facility and will receive their proportionate shares of any repayment of amounts under the credit facility as described above.

Capitalization

The following table sets forth our capitalization as of June 30, 2005 (i) on an actual basis and (ii) as adjusted to reflect this offering and the initial application of the estimated net proceeds therefrom. You should read this table in conjunction with "Use of proceeds," "Selected financial data" and "Management's discussion and analysis of financial condition and results of operations" included, and the consolidated financial statements and the notes thereto incorporated by reference, in this offering memorandum.

	June 30, 2005
(Dollars in thousands)	Actual	As Adjusted

Cash and cash equivalents	$3,448	$203,448
Short-term debt	240	240

Long-term debt	$12,270	212,270
Shareholders' equity
Class A common stock, par value $.01, 150,000,000 shares authorized, 46,585,896 shares issued at June 30, 2005	466	466
Class B common stock, par value $.01, 600,000 shares authorized; no shares issued and outstanding at June 30, 2005	—	—
Preferred stock, par value $.01, 1,055,000 shares authorized, no shares issued and outstanding at June 30, 2005	—	—
Additional paid-in capital	302,620	302,620

	303,086	303,086
Less:
Treasury stock (at cost), 12,071,866 shares at June 30, 2005	(337,635)	(337,635)
Retained earnings	467,566	467,566
Accumulated other comprehensive income	1,051	1,051

Total shareholders' equity	434,068	434,068

Total capitalization(1)	$446,338	$646,338

(1)   As of August 31, 2005, our total capitalization was approximately $421.1 million, consisting of the sum of our long-term debt and total shareholders' equity of $13.8 million and $407.3 million, respectively.

Selected financial data

The following table sets forth selected consolidated financial data of Ethan Allen Interiors Inc. and its consolidated subsidiaries. The consolidated statements of operations data for the years ended June 30, 2003, 2004, and 2005, and the consolidated balance sheet data as of June 30, 2004 and 2005 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, and are incorporated by reference in this offering memorandum. The consolidated statements of operations data for the years ended June 30, 2001 and 2002, and the consolidated balance sheet data as of June 30, 2001, 2002 and 2003, are derived from our consolidated financial statements not included in this offering memorandum. Certain of the summary financial data for the year ended June 30, 2005, have been adjusted to reflect this offering and the initial application of the proceeds therefrom. You should read the information below in conjunction with "Management's discussion and analysis of financial condition and results of operations" included in this offering memorandum.

	Fiscal Year Ended June 30,
(Dollars in thousands, except per share data and financial ratios)	2001	2002	2003	2004	2005	2005 (as adjusted)

Statement of Operations Data:
Net sales	$904,133	$892,288	$907,264	$955,107	$949,012	$949,012
Cost of sales	490,509	471,018	457,924	494,072	487,958	487,958
Restructuring and impairment charge, net(1)	6,906	5,123	13,131	12,520	(219)	(219)
Selling, general and administrative expenses	281,723	286,888	316,752	322,111	332,295	332,295
Operating income	124,995	129,259	119,457	126,404	128,978	128,978
Interest and other (income) expense, net	(2,056)	(2,344)	(517)	(2,691)	(442)	(442)
Income before income tax expense	127,051	131,603	119,974	129,095	129,420	129,420
Income tax expense	48,025	49,746	45,350	49,617	50,082	50,082
Net income	79,026	81,857	74,624	79,478	79,338	79,338
Balance sheet data (at end of period):
Cash and cash equivalents	$48,112	$75,688	$54,356	$27,528	$3,448	$203,448
Total assets	621,069	690,812	735,008	658,367	628,386	828,386
Working capital	183,863	193,354	228,177	161,772	130,423	330,423
Current ratio	2.70	2.50	2.70	2.18	1.97	3.47
Total debt, including capital lease obligations	9,487	9,321	10,218	9,221	12,510	212,510
Shareholders' equity	462,163	508,170	533,922	456,140	434,068	434,068
Other Financial Data:
Depreciation and amortization(2)	$20,295	$19,503	$21,634	$21,854	$21,338	$21,338
Capital expenditures, including acquisitions(3)	48,238	73,481	39,781	24,976	34,381	34,381
Cash dividends declared(4)	0.16	0.18	0.25	3.40	0.60	0.60
Other Operating Data:
EBITDA(5)	$147,948	$151,606	$142,112	$151,449	$151,414	$151,414
Total debt to EBITDA	0.06	0.06	0.07	0.06	0.08	1.40
EBITDA to interest expense	245.76	303.21	281.97	302.90	230.81	230.81
Total number of stores owned	312	316	309	311	313	313
Number of company-owned stores	84	103	119	127	126	126
Number of independently-owned stores	228	213	190	184	187	187
Ratio of earnings to fixed charges(6)	17.82	16.79	13.35	13.14	12.43	12.43

(1)   In the fourth quarter of fiscal 2004, we announced a plan to close and consolidate two of our manufacturing facilities. The plants, both involved in the production of case goods, were located in Boonville, New York and Bridgewater, Virginia. The plant closures resulted in a headcount reduction totaling approximately 460 employees: 270 employees effective June 25, 2004 and 190 employees throughout the first quarter of fiscal 2005. A pre-tax restructuring and impairment charge of $12.8 million was recorded for costs associated with these plant closings, of which $4.5 million related to employee severance and benefits and other plant exit costs, and $8.3 million related to fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. During the first six months of fiscal 2005, the final cash payments relating to these plant closings were made and certain adjustments totaling $0.2 million were recorded to reverse the remaining previously established accruals which were no longer required.

In the third quarter of fiscal 2003, we announced a plan to close three of our smaller manufacturing facilities. Closure of these facilities resulted in a headcount reduction totaling approximately 580 employees: 340 employees effective

April 21, 2003 and 240 employees throughout the last quarter of fiscal 2003 and the first quarter of fiscal 2004. A pre-tax restructuring and impairment charge of $13.4 million was recorded for costs associated with these plant closings, of which $4.5 million related to employee severance and benefits and other plant exit costs, and $8.9 million related to fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. During the first quarter of fiscal 2004, adjustments totaling $0.2 million were recorded to reverse certain of these previously established accruals which were no longer required.

 In the fourth quarter of fiscal 2002, we announced a plan that involved the closure of one of our manufacturing facilities as well as the rough mill operation of a separate facility. Closure of these facilities resulted in a headcount reduction totaling approximately 220 employees: 150 employees effective June 29, 2002 and 70 employees throughout the first quarter of fiscal 2003. A pre-tax restructuring and impairment charge of $5.1 million was recorded for costs associated with these plant closings, of which $2.0 million related to employee severance and benefits and other plant exit costs, and $3.1 million related to fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. During the third quarter of fiscal 2003, adjustments totaling $0.2 million were recorded to reverse certain of these previously established accruals which were no longer required.

 In the fourth quarter of fiscal 2001, we announced a plan that involved the closure of three of our manufacturing facilities and a headcount reduction totaling approximately 350 employees effective August 6, 2001. A pre-tax restructuring and impairment charge of $6.9 million was recorded for costs associated with these plant closings, of which $3.3 million related to employee severance and benefits and other plant exit costs, and $3.6 million related to fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. During the first quarter of fiscal 2002, adjustments totaling $0.1 million were recorded to reverse certain of these previously established accruals which were no longer required.

(2)   As a result of our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, amortization of goodwill and indefinite-lived intangible assets ceased on July 1, 2001. The amount of amortization related to these assets totaled $1.8 million in fiscal 2001.

(3)   Capital expenditures are principally attributable to (i) new store development and renovation, (ii) company-wide technology initiatives and (iii) improvements within our manufacturing and logistics operations. Acquisitions include the purchase of 1 retail store and 1 manufacturing facility in 2001, 20 retail stores in 2002, 16 retail stores in 2003, 4 retail stores in 2004, and 6 retail stores in 2005.

(4)   On April 27, 2004, we declared a special, one-time cash dividend of $3.00 per common share, payable on May 27, 2004 to shareholders of record as of May 10, 2004.

(5)   EBITDA, for this purpose, means net income, plus interest expense, income tax expense, depreciation and amortization. We believe that EBITDA is an important indicator of our operational strength and performance of our business, including our ability to pay interest, service debt and fund capital expenditures. Given the nature of our operations, including the tangible assets necessary to carry out our production and distribution activities, depreciation and amortization represent our largest non-cash charges. As these non-cash charges do not affect our ability to service debt or make capital expenditures, it is important to consider EBITDA in addition to, but not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with generally accepted accounting principles ("GAAP"), including cash flow measures such as operating cash flow. Further, EBITDA is one measure used to determine compliance with our existing credit facility. Our method for calculating EBITDA may not be comparable to methods used by other companies. The following table sets forth, for the periods indicated, the calculation of EBITDA, presenting a reconciliation to the GAAP measure of net income:

	Year Ended June 30,
(Dollars in millions)	2001	2002	2003	2004	2005	2005 (as adjusted)

Net income	$79,026	$81,857	$74,624	$79,478	$79,338	$79,338
Plus: Interest expense	602	500	504	500	656	656
Plus: Income tax expense	48,025	49,746	45,350	49,617	50,082	50,082
Plus: Depreciation and amortization	20,295	19,503	21,634	21,854	21,338	21,338

EBITDA	$147,948	$151,606	$142,112	$151,449	$151,414	$151,414

(6)   For purposes of determining the ratio of earnings to fixed charges, "earnings" is the amount resulting from (i) adding the following items: (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, and (c) amortization of capitalized interest, and (ii) subtracting interest capitalized. "Fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense.

Management's discussion and analysis of financial condition and results of operations

The following discussion of financial condition and results of operations is based upon, and should be read in conjunction with, the consolidated financial statements and notes thereto incorporated by reference in this offering memorandum.

Critical accounting policies

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which require, in some cases, that certain estimates and assumptions be made that affect the amounts and disclosures reported in those financial statements and the related accompanying notes. Estimates are based on currently known facts and circumstances, prior experience and other assumptions believed to be reasonable. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external advice. Actual results could differ from these estimates, assumptions and judgments, and these differences could be material. The following critical accounting policies, some of which are impacted significantly by estimates, assumptions and judgments, affect our consolidated financial statements.

Inventories—Inventories (finished goods, work in process and raw materials) are stated at the lower of cost, determined on a first-in, first-out basis, or market. Cost is determined based solely on those charges incurred in the acquisition and production of the related inventory (i.e., material, labor and manufacturing overhead costs). We estimate an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions. If actual demand or market conditions in the future are less favorable than those estimated, additional inventory write-downs may be required.

Revenue Recognition—Revenue is recognized when all of the following have occurred: persuasive evidence of a sales arrangement exists (e.g., a wholesale purchase order or retail sales invoice); the sales arrangement specifies a fixed or determinable sales price; product is shipped or services are provided to the customer; and collectibility is reasonably assured. This occurs upon the shipment of goods to independent retailers or, in the case of company-owned retail stores, upon delivery to the customer. Recorded sales provide for estimated returns and allowances. We permit retail customers to return defective products and incorrect shipments, and terms offered by us are standard for the industry.

Allowance for Doubtful Accounts—We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on a review of specifically identified accounts in addition to an overall aging analysis. Judgments are made with respect to the collectibility of accounts receivable based on historical experience and current economic trends. Actual losses could differ from those estimates.

Retail Store Acquisitions—We account for the acquisition of retail stores and related assets in accordance with SFAS No. 141, Business Combinations, which requires application of the purchase method for all business combinations initiated after June 30, 2001. Accounting for these transactions as purchase business combinations requires the allocation of purchase price paid to the assets acquired and liabilities assumed based on their fair values as of the date of the acquisition. The amount paid in excess of the fair value of net assets acquired is accounted for as goodwill.

Impairment of Long-Lived Assets and Goodwill—We periodically evaluate whether events or circumstances have occurred that indicate that long-lived assets may not be recoverable or that the remaining useful life may warrant revision. When such events or circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value will be recovered through the expected undiscounted future cash flows resulting from the use of the asset. In the event the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. The long-term nature of these assets requires the estimation of our cash inflows and outflows several years into the future and only takes into consideration technological advances known at the time of the impairment test.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets are to be evaluated for impairment on an annual basis and between annual tests whenever events or circumstances indicate that the carrying value of the goodwill or other intangible asset may exceed its fair value. We conduct our required annual impairment test during the fourth quarter of each fiscal year and use a discounted cash flow model to estimate fair value. This model requires the use of long-term planning forecasts and assumptions regarding industry-specific economic conditions that are outside our control.

Business Insurance Reserves—We have insurance programs in place to cover workers' compensation and property/casualty claims. The insurance programs, which are funded through self-insured retention, are subject to various stop-loss limitations. We accrue estimated losses using actuarial models and assumptions based on historical loss experience. Although management believes that the insurance reserves are adequate, the reserve estimates are based on historical experience, which may not be indicative of current and future losses. In addition, the actuarial calculations used to estimate insurance reserves are based on numerous assumptions, some of which are subjective. We adjust insurance reserves, as needed, in the event that future loss experience differs from historical loss patterns.

Other Loss Reserves—We have a number of other potential loss exposures incurred in the ordinary course of business such as environmental claims, product liability, litigation, tax liabilities, non-recurring restructuring charges, and the recoverability of deferred income tax benefits. Establishing loss reserves for these matters requires management's estimate and judgment with regard to maximum risk exposure and ultimate liability or realization. As a result, these estimates are often developed with our counsel, or other appropriate advisors, and are based on management's current understanding of the underlying facts and circumstances. Because of uncertainties related to the ultimate outcome of these issues or the possibility of changes in the underlying facts and circumstances, additional charges related to these issues could be required in the future.

Basis of presentation

As of June 30, 2005, Ethan Allen Interiors Inc. has no material assets other than its ownership of the capital stock of Ethan Allen Inc. and conducts all significant transactions through Ethan

Allen Inc.; therefore, substantially all of the financial information presented herein is that of Ethan Allen Inc. As of July 1, 2005, Ethan Allen Interiors Inc. has no material assets other than its ownership of the capital stock of Ethan Allen Global, which owns the capital stock of Ethan Allen Retail, Inc. (formerly Ethan Allen Inc.), Ethan Allen Operations, Inc. and certain other operating subsidiaries. See "Summary—Organizational chart."

Results of operations

Our revenues are comprised of (i) wholesale sales to independently-owned and company-owned retail stores and (ii) retail sales of company-owned stores. See Note 16 to our consolidated financial statements for the year ended June 30, 2005 included under Item 8 of the Annual Report incorporated by reference in this offering memorandum.

The components of consolidated revenues and operating income are as follows (in millions):

	Fiscal Year Ended June 30,
	2003	2004	2005

Revenue:
Wholesale segment	$661.0	$673.8	$663.2
Retail segment	526.4	576.2	586.2
Elimination of inter-segment sales	(280.1)	(294.9)	(300.4)

Consolidated Revenue	$907.3	$955.1	$949.0

Operating Income:
Wholesale segment(1)	$109.3	$108.0	$115.9
Retail segment	13.4	11.7	12.8
Adjustment for inter-company profit(2)	(3.2)	6.7	0.3

Consolidated Operating Income	$119.5	$126.4	$129.0

(1)    Operating income for the wholesale segment includes pre-tax restructuring and impairment charges, net of $12.5 million and $13.1 million recorded in fiscal years 2004 and 2003, respectively.

(2)    Represents the change in the inventory profit elimination entry necessary to adjust for the embedded wholesale profit contained in Ethan Allen-owned store inventory existing at the end of the period.

Fiscal 2005 compared to fiscal 2004

Consolidated revenue for fiscal 2005 totaled $949.0 million, representing a decrease of $6.1 million, or 0.6%, from fiscal 2004 consolidated revenue of $955.1 million. Net sales for the period reflect the delivery of product associated with a slight decline in total booked orders, and the resultant lower level of backlog noted throughout most of the year. The modest decrease in net sales for the current year was due, primarily, to (i) inconsistent consumer spending habits noted throughout much of the last twelve months likely attributable to ongoing economic uncertainty caused by the threat of further interest rate increases, rising fuel prices and a decline in the stock markets, and (ii) our current year transition to everyday best pricing from periodic sale events conducted in the prior year. These factors were partially offset by the continued re-positioning of our retail stores to larger and more prominent locations and the impact of recent product introductions. Overall, sales volume for the period was impacted by increased industry competition and the continued use of highly-promotional pricing strategies by our competitors.

Total wholesale revenue for fiscal 2005 decreased $10.6 million, or 1.6%, to $663.2 million from $673.8 million in the prior year. The year-over-year decrease was attributable to a decline in the incoming order rate noted during the period, particularly within our case goods operations, partially offset by increased throughput within our upholstery operations, and improved service position, resulting in shorter delivery cycle times, within certain imported product lines.

Total retail revenue from Ethan Allen-owned stores for fiscal 2005 increased $10.0 million, or 1.7%, to $586.2 million from $576.2 million in the prior year. This increase in retail delivered sales by Ethan Allen-owned stores was attributable to an increase in sales generated by newly-opened (including relocations) or acquired stores of $25.7 million, partially offset by decreases in comparable store delivered sales of $1.2 million, or 0.2%, and closed stores, which generated $14.5 million fewer sales in fiscal 2005 as compared to fiscal 2004. The number of Ethan Allen-owned stores decreased to 126 as of June 30, 2005 as compared to 127 as of June 30, 2004. During that twelve month period, we acquired 6 stores from, and sold 4 stores to, independent retailers, closed 5 stores and opened 7 stores (5 of which were relocations).

Comparable stores are those which have been operating for at least 15 months. Minimal net sales, derived from the delivery of customer ordered product, are generated during the first three months of operations of newly-opened stores. Stores acquired from retailers are included in comparable store sales in their 13th full month of Ethan Allen-owned operations.

Total booked orders, which include wholesale orders and written business of Ethan Allen-owned retail stores, decreased 1.4% from the prior year. Year-over-year, wholesale orders decreased 3.0% while Ethan Allen-owned store orders increased 2.9% and comparable store written business increased 1.0%. The modest increase in retail written sales was likely attributable to the continued re-positioning of our retail stores to larger and more prominent locations. During the year, we increased distribution of the "Furnishing Solutions by Ethan Allen" direct mail magazine, distributing approximately 57 million copies which represented a 45% increase over historical annual levels. These positive factors were likely offset, to some degree, by the current year transition to everyday best pricing from periodic sale events conducted in the prior year.

Gross profit for fiscal 2005 totaled $461.0 million and was effectively unchanged from the prior year. Consolidated gross profit was favorably impacted by a higher proportionate share of retail sales to total sales (62% in fiscal 2005 compared to 60% in fiscal 2004), an overall increase in retail sales volume as a result of our continued re-positioning of our store network, and a reduction in costs associated with excess capacity at our manufacturing facilities. These favorable variances were offset by gross profit declines resulting, primarily, from (i) an overall decrease in wholesale shipments, (ii) ordinary inefficiencies within our case goods operations associated with the production of first cuts for new collections, and (iii) price increases within selected raw material categories, namely lumber, foam, plywood and steel. Consolidated gross margin increased to 48.6% for the year ended June 30, 2005 from 48.3% in the prior year as a result, primarily, of the factors identified previously.

Operating expenses decreased $2.5 million, or 0.7%, to $332.1 million, or 35.0% of net sales, in the current year from $334.6 million, or 35.0% of net sales, in the prior year, which included restructuring and impairment charges, net of $12.5 million. This decrease is primarily attributable to (i) the aforementioned restructuring and impairment charge recorded in the fourth quarter of the prior year, (ii) cost savings attributable to the closure of selected plant locations in recent periods, and (iii) a decrease in advertising costs within the wholesale segment stemming from our decision to increase distribution of our direct mail magazine in lieu of more costly national television advertising. These favorable variances were partially offset by costs associated with the continued re-positioning of our retail stores to larger and more prominent locations, and increased distribution expenses attributable to higher fuel and freight charges. Our initiative to re-position our retail store network has resulted in higher costs associated with managerial salaries and benefits, occupancy, credit card fees, advertising, and delivery and warehousing.

Operating income was $129.0 million, or 13.6% of net sales, for the year ended June 30, 2005, as compared to $126.4 million, or 13.2% of net sales, for the year ended June 30, 2004, which included restructuring and impairment charges, net of $12.5 million. This represents an increase of $2.6 million, or 2.0%, which is primarily attributable to lower operating expenses as referred to previously.

Total wholesale operating income for the year ended June 30, 2005 was $115.9 million, or 17.5% of wholesale net sales, as compared to $108.0 million, or 16.0% of wholesale net sales, for the year ended June 30, 2004, which included restructuring and impairment charges, net of $12.5 million. The increase of $7.9 million, or 7.3%, is primarily attributable to (i) the aforementioned restructuring and impairment charge recorded in the fourth quarter of the prior year, (ii) a decrease in advertising costs, particularly as it relates to national television advertising, (iii) a reduction in costs associated with excess capacity at our manufacturing facilities, and (iv) cost savings attributable to the closure of selected plant locations in recent periods. These decreases were partially offset by (i) an overall decline in wholesale sales volume, (ii) price increases within selected raw material categories, (iii) an increase in selling expenses primarily related to the increased distribution of our direct mail magazine, and (iv) an increase in distribution expenses attributable to higher fuel and freight charges.

Operating income for the retail segment increased $1.0 million, or 8.9%, to $12.7 million, or 2.2% of net retail sales, for fiscal 2005, as compared to $11.7 million, or 2.0% of net retail sales, in fiscal 2004. The increase in retail operating income generated by Ethan Allen-owned stores is primarily attributable to higher sales volume generated from newly-opened (including relocations) or acquired stores, and the gain recorded upon the sale of selected retail stores. These increases were partially offset by higher operating expenses related to the continued re-positioning of our retail store network, and, to a lesser extent, the sell-off of floor inventory necessary to make room for new product introductions.

Interest and other miscellaneous income, net totaled $1.2 million in fiscal 2005 as compared to $3.3 million in fiscal 2004. The decrease was due, primarily, to a decrease in interest income associated with the lower cash balances maintained during the period, and the favorable settlement of an outstanding legal matter during the prior year period.

Income tax expense for the year ended June 30, 2005 totaled $50.1 million as compared to $49.6 million for the year ended June 30, 2004. Our effective tax rate was 38.7% in fiscal 2005,

up from 38.4% in fiscal 2004. The higher effective tax rate is a result of recently-enacted changes within certain state tax legislation, and increased state income tax liability arising in connection with the operation of a greater number of company-owned stores, some of which are located in new jurisdictions.

For fiscal 2005, we recorded net income of $79.3 million as compared to $79.5 million in fiscal 2004. Net income per diluted share totaled $2.19 in the current year and $2.08 per diluted share in the prior year.

Fiscal 2004 compared to fiscal 2003

Consolidated revenue for fiscal 2004 was $955.1 million, an increase of $47.8 million, or 5.3%, from fiscal 2003 consolidated revenue of $907.3 million. Net sales for the period reflect the delivery of product associated with an increased level of booked orders and related backlog noted throughout most of the year. Such order levels are reflective of (i) the continued expansion and strategic re-positioning of our retail segment, and (ii) an increase in the incoming order rate resulting, primarily, from an increased level of consumer confidence and an improved U.S. economy, both of which were sustained for much of the last twelve months, and from the success of recent product introductions, some of which have been introduced in accordance with our everyday best value pricing strategy. These positive factors were partially offset, to some degree, by softer business conditions during the last three months of the fiscal year likely attributable to consumer concerns with respect to rising fuel prices, the threat of increasing interest rates, and the continued unsettled geo-political environment.

Total wholesale revenue for fiscal 2004 was $673.8 million as compared to $661.0 million in fiscal 2003, representing a $12.8 million increase. As stated previously, we experienced an increase in the incoming order rate as a result, primarily, of improved consumer spending habits and a sustained strengthening of the U.S. economy throughout most of the fiscal year. To a lesser extent, wholesale sales volume was also positively impacted by two additional shipping days in the current year as compared to the prior year. Partially offsetting these increases were lower than anticipated shipments stemming from (i) longer lead times on selected case good items as a result of the re-allocation of production associated with the closure of two plants announced in April 2004, and (ii) modest delays in receiving certain upholstery-related import shipments (both finished goods and raw materials).

Total retail revenue from Ethan Allen-owned stores for fiscal 2004 increased $49.8 million, or 9.5%, to $576.2 million from $526.4 million in the prior year. This increase in retail delivered sales by Ethan Allen-owned stores was attributable to an increase in sales generated by newly-opened (including relocations) or acquired stores of $46.8 million, and an increase in comparable store delivered sales of $22.7 million, or 4.6%, partially offset by a decrease resulting from closed stores, which generated $19.7 million fewer sales in fiscal 2004 as compared to fiscal 2003. The number of Ethan Allen-owned stores increased to 127 as of June 30, 2004 as compared to 119 as of June 30, 2003. During that twelve-month period, we acquired 4 stores from an independent retailer, closed 1 store and opened 6 stores, 4 of which were relocations. The company-owned store count at June 30, 2004 also reflects the net addition of 3 stores stemming from Ethan Allen's acquisition of the 25% minority interest in a joint venture previously established in 1998 between us and an independent retailer, the purpose of which was to own and operate 4 stores in the Dallas market. Subsequent to our acquisition of the minority interest, the assets of 1 store were sold to the joint venture partner. While the operations of these stores have been reflected in our consolidated financial statements since the inception of the joint venture as a result of our 75% majority ownership, the stores have not been previously included in our store count due to the fact that the stores were independently managed.

Total booked orders, which include wholesale orders and written business of Ethan Allen-owned retail stores, increased 4.4% from the prior year. Year-over-year, wholesale orders increased 3.2% while Ethan Allen-owned store orders increased 7.7% and comparable store written business increased 2.6%. These increases are indicative of the continued expansion and strategic re-positioning of our retail segment, an increase in consumer confidence and a period of sustained economic improvement for most of the last twelve months.

Gross profit for fiscal 2004 increased $11.7 million, or 2.6%, to $461.0 million from $449.3 million in fiscal 2003. The increase in gross profit was primarily attributable to a higher proportionate share of retail sales to total sales (61% in fiscal 2004 compared to 59% in fiscal 2003), and an overall increase in sales volume as a result of our servicing the increased level of backlog noted throughout much of the past year. These favorable variances were partially offset by increased costs associated with unabsorbed overhead at our manufacturing facilities resulting, primarily, from excess capacity, particularly during the third and fourth quarters of fiscal 2003, and, to a lesser extent, a modest decline in retail gross profit as a result of the sell-off of floor inventory necessary to make room for new product introductions. Consolidated gross margin decreased to 48.3% for the year ended June 30, 2004 from 49.5% in the prior year as a result, primarily, of the factors identified previously.

We recorded pre-tax restructuring and impairment charges of $12.8 million and $13.4 million in the fourth quarter of fiscal 2004 and the third quarter of fiscal 2003, respectively, relating to the consolidation of certain manufacturing facilities. The fiscal 2004 consolidation involved the closure of two case good manufacturing facilities, which resulted in a headcount reduction totaling approximately 460 employees: 270 employees effective June 25, 2004, and 190 employees throughout the first quarter of fiscal 2005. The fiscal 2003 consolidation involved the closure of three smaller manufacturing facilities, two of which were case good plants. Closure of these facilities resulted in a headcount reduction totaling approximately 580 employees: 340 employees effective April 21, 2003, and 240 employees throughout the last quarter of fiscal 2003 and the first quarter of fiscal 2004. The costs incurred in closing these facilities consisted, primarily, of employee severance and benefits and other plant exit costs, as well as fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. Adjustments totaling $0.2 million were recorded during fiscal 2004 to reverse certain accruals previously established in connection with the fiscal 2003 consolidation plan which were no longer required.

Including restructuring and impairment charges, net of $12.5 million and $13.1 million in fiscal 2004 and 2003, respectively, operating expenses increased to $334.6 million, or 35.0% of net sales, for the year ended June 30, 2004 from $329.9 million, or 36.4% of net sales, for the year ended June 30, 2003. This increase is primarily attributable to the continued growth of the retail segment and the higher proportionate share of retail sales to total sales in fiscal 2004. Such expansion has resulted in higher costs associated with occupancy, designer salaries and commissions, and delivery and warehousing. These increases were partially offset by a decline in selling expenses within the wholesale division as a result of a continued company-wide focus on cost containment, particularly within national television advertising, as well as initiatives undertaken in recent periods to streamline our U.S. manufacturing operations and increase production efficiencies.

Including restructuring and impairment charges, net of $12.5 million and $13.1 million in fiscal 2004 and 2003, respectively, operating income was $126.4 million, or 13.2% of net sales, for the year ended June 30, 2004 compared to $119.5 million, or 13.2% of net sales, for the year ended June 30, 2003. This represents an increase of $6.9 million, or 5.8%, which is primarily attributable to an increase in gross profit during the period, and lower operating expenses within the wholesale division, partially offset by increased costs related to continued expansion of the retail division.

Including restructuring and impairment charges, net of $12.5 million and $13.1 million in fiscal 2004 and 2003, respectively, total wholesale operating income was $108.0 million, or 16.0% of wholesale net sales, for the year ended June 30, 2004 compared to $109.3 million, or 16.5% of wholesale net sales, for the year ended June 30, 2003. The decrease of $1.3 million, or 1.2%, is primarily attributable to increased costs associated with unabsorbed overhead at our manufacturing facilities resulting, primarily, from excess capacity, particularly during the third and fourth quarters of fiscal 2003, partially offset by decreased operating expenses within the division and increased wholesale sales volume.

Operating income for the retail segment decreased $1.7 million, or 12.7%, to $11.7 million, or 2.0% of net retail sales, for fiscal 2004, as compared to $13.4 million, or 2.5% of net retail sales, in the prior fiscal year. The decrease in retail operating income generated by Ethan Allen-owned stores is primarily attributable to higher operating expenses related to the continued expansion of our retail store network, reduced sales volume resulting from closed stores, and a modest decline in gross margin resulting from the sell-off of floor inventory necessary to make room for new product introductions, partially offset by increased sales volume associated with newly-opened (including relocations) or acquired stores and in increase in comparable store sales.

Interest and other miscellaneous income increased $2.1 million to $3.3 million in fiscal 2004 from $1.2 million in fiscal 2003. The increase is due, primarily, to (i) higher gains recorded in the current year in connection with the sale of real estate, (ii) a favorable judgment in the case of an outstanding legal matter, and (iii) increased interest income associated with higher cash balances during the period.

Income tax expense totaled $49.6 million for the year ended June 30, 2004 as compared to $45.4 million for the year ended June 30, 2003. Our effective tax rate was 38.5% for June 2004 as compared to 37.8% for June 2003. The higher effective tax rate is a result of recently-enacted changes within certain state tax legislation, and increased state income tax liability arising in connection with the operation of a greater number of company-owned stores, some of which are located in new jurisdictions.

For fiscal 2004, we recorded net income of $79.5 million, an increase of 6.5%, as compared to $74.6 million in fiscal 2003. Earnings per diluted share for fiscal year 2004 amounted to $2.08, an increase of $0.15 per diluted share, or 7.8%, from $1.93 per diluted share in the prior year.

Financial condition and liquidity

Our principal sources of liquidity include cash and cash equivalents, cash flow from operations and borrowing capacity under a revolving credit facility. Additionally, we are committed to our policy of conservative capital management. Throughout fiscal 2005, we had in place a $100.0 million facility, effective June 2004 (the "former credit agreement"), which modified and renewed a five-year facility previously entered into in August 1999. On July 21, 2005, the former credit agreement was replaced with a new five-year, $200.0 million revolving credit facility (the "credit facility"). In addition to the $200.0 million revolving credit component, the credit facility includes an accordion feature which provides for an additional $100.0 million of liquidity if needed, as well as sub-facilities for trade and standby letters of credit of $100.0 million and swingline loans of $5.0 million.

In connection with the issuance of the notes, we entered into 6 separate forward contracts to hedge the risk-free interest rate associated with $108.0 million of the related debt in order to minimize the negative impact of interest rate fluctuations on our earnings, cash flows and equity. The forward contracts were entered into with a major banking institution thereby minimizing the risk of credit loss. These hedging transactions were executed during July and August 2005 and, as such, have not been reflected in our financial position, results of operations or cash flows for the year ended June 30, 2005.

As of June 30, 2005, we had cash and cash equivalents totaling $3.4 million, and outstanding debt and capital lease obligations totaling $12.5 million. The current and long-term portions of our outstanding debt and capital lease obligations totaled $0.2 million and $12.3 million, respectively, at that date. Also at June 30, 2005, we had revolving loans and trade and standby letters of credit outstanding under the former credit agreement totaling $8.0 million and $15.6 million, respectively. Remaining available borrowing capacity under the former credit agreement at that date was $76.4 million.

Net cash provided by operating activities totaled $103.3 million in fiscal 2005 as compared to $126.0 million in fiscal 2004 and $101.4 million in fiscal 2003. The current year-over-year decrease of $22.7 million was principally the result of (i) the changes in inventories ($12.4 million effect), which declined at a slower rate in fiscal 2005 as compared to fiscal 2004, (ii) changes in prepaid expenses and other current assets ($10.2 million effect) due, primarily, to an increase in our income tax receivable balance, (iii) the change in net restructuring and impairment charges ($8.2 million effect), (iv) changes in other assets ($4.6 million effect), and (v) changes in customer deposits ($2.6 million effect) reflecting the period-to-period change in the level of written and delivered sales. These unfavorable variances were partially offset by changes in income taxes and accounts payable ($5.0 million effect), deferred income taxes ($3.8 million effect), accrued expenses ($4.7 million effect), and other liabilities ($2.9 million effect), all as a result of normal business activity.

The decrease in inventory levels since June 2004 was the result, primarily, of a decline in work-in-process inventories attributable to the consolidation of two manufacturing facilities, announced in April 2004, and the related phase-out of those plants' production during the current period, as well as better company-wide management of inventories. These decreases were partially offset by an increase in (i) finished goods inventories, attributable to recent increases in the wholesale incoming order rate and an increase in retail sales volume, and

(ii) raw material inventories, resulting from the purchase of lumber, fabric, and purchased frames in anticipation of future production needs.

Net cash used in investing activities totaled $22.5 million in fiscal 2005 as compared to cash provided of $8.1 million in fiscal 2004 and cash utilized of $41.0 million in fiscal 2003. The current year-over-year decrease in cash of $30.6 million was due, primarily, to (i) a $27.5 million decrease in net cash proceeds from the sale of short-term investments, (ii) a $6.8 million increase in other capital spending, exclusive of acquisitions, to $30.3 million from $23.5 million in the prior year, and (iii) a $2.6 million increase in cash utilized to fund acquisition activity (6 retail stores were acquired in the current year as compared to 4 retail stores acquired in the prior year). These cash decreases were partially offset by increases in (i) proceeds from the sale of retail stores ($3.5 million) and (ii) proceeds from the disposal of property, plant and equipment ($1.8 million). The current level of capital spending is principally attributable to (i) new store development and renovation, (ii) company-wide technology initiatives, and (iii) improvements within our remaining manufacturing facilities. We anticipate that cash from operations will be sufficient to fund future capital expenditures.

Net cash used in financing activities totaled $105.1 million in fiscal 2005 as compared to $161.0 million in fiscal 2004 and $61.1 million in fiscal 2003. The current year-over-year decrease of $55.9 million was the result of (i) a decrease of $106.2 million in dividends paid due, primarily, to a special, one-time cash dividend of $3.00 per common share paid in the prior year period, (ii) net borrowing activity under our revolving former credit facility ($8.0 million), and (iii) an increase in net proceeds from the issuance of common stock ($1.1 million). These cash increases were partially offset by an increase in payments related to the acquisition of treasury stock ($56.0 million) and an increase in cash utilized in the repayment of outstanding debt ($3.7 million).

On July 26, 2005, we declared a dividend of $0.18 per common share, payable on October 25, 2005 to shareholders of record as of October 11, 2005. We expect to continue to declare quarterly dividends for the foreseeable future.

In addition to using available cash to fund changes in working capital, necessary capital expenditures, acquisition activity, the repayment of debt, and the payment of dividends, we have been authorized by our Board of Directors to repurchase our common stock, from time to time, either directly or through agents, in the open market at prices and on terms satisfactory to us. We also retire shares of unvested restricted stock and, prior to June 30, 2002, repurchased shares of common stock from terminated or retiring employee's accounts in the Ethan Allen Retirement Savings Plan. All of our common stock repurchases and retirements are recorded as treasury stock and result in a reduction of shareholders' equity.

During fiscal years 2005, 2004 and 2003, we repurchased and/or retired the following shares of our common stock:

	2005(1)(3)	2004(1)	2003(2)

Common shares repurchased	2,410,400	1,004,445	1,457,000
Cost to repurchase common shares	$81,435,589	$39,094,203	$43,503,500
Average price per share	$33.79	$38.92	$29.86

(1)   The cost to repurchase shares in fiscal years 2005 and 2004 reflects $745,735 in common stock repurchases with a June 2004 trade date and a July 2004 settlement date.

(2)   The cost to repurchase shares in fiscal year 2003 excludes $7,197,165 in common stock repurchases with a June 2002 trade date and a July 2002 settlement date.

(3)   During fiscal 2005, we also retired 405,511 shares of common stock tendered upon the exercise of outstanding employee stock options. The value of such shares on the date redeemed was $12,173,440, representing an average price per share of $30.02.

For each of the fiscal years presented above, we funded our purchases of treasury stock with existing cash on hand and cash generated through current period operations. The Board of Directors increased the then remaining share repurchase authorization to 2.5 million shares on April 27, 2004, and again to 2.0 million shares on November 16, 2004 and April 26, 2005. As of June 30, 2005, we had a remaining Board authorization to repurchase 2.0 million shares.

Subsequent to June 30, 2005 and through September 9, 2005, we repurchased, in 17 separate open market transactions, an additional 1,140,000 shares of our common stock at a total cost of $36.8 million, representing an average price per share of $32.28. As of September 9, 2005, we had a remaining Board authorization to repurchase 860,000 shares.

As of June 30, 2005, aggregate scheduled maturities of long-term debt, including capital lease obligations, for each of the next five fiscal years are $0.2 million in fiscal 2006, $0.1 million in fiscal 2007, $0.1 million in fiscal 2008, $8.0 million in fiscal 2009, and $0.1 million in fiscal 2010. The balance of our long-term debt ($3.8 million) matures in fiscal years 2011 and thereafter. We believe that our cash flow from operations, together with our other available sources of liquidity, will be adequate to make all required payments of principal and interest on our debt, to permit anticipated capital expenditures and to fund working capital and other cash requirements. As of June 30, 2005, we had working capital of $130.4 million and a current ratio of 1.97 to 1.

The following table summarizes, as of June 30, 2005, the timing of cash payments related to our outstanding contractual obligations (in thousands):

	Total	Less than 1 Year	1–3 Years	4–5 Years	More than 5 Years

Long-term debt obligations	$12,492	$222	$78	$8,083	$4,109
Capital lease obligations	18	18	—	—	—
Operating lease obligations	173,897	30,317	50,059	35,349	58,172
Letters of credit	15,634	15,634	—	—	—
Purchase obligations(1)	—	—	—	—	—
Other long-term liabilities	417	42	92	66	217

Total contractual obligations	$202,458	$46,233	$50,229	$43,498	$62,498

(1)   For purposes of this table, purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. While we are not a party to any significant long-term supply contracts or purchase commitments, we do, in the normal course of business, regularly initiate purchase orders for the procurement of (i) selected finished goods sourced from third-party vendors, (ii) lumber, fabric, leather and other raw materials used in production, and (iii) certain outsourced services. All purchase orders are based on current needs and are fulfilled by suppliers within short time periods. At any point in time, our open purchase orders with respect to such goods and services total approximately $55.0 to $65.0 million.

Further discussion of our contractual obligations associated with outstanding debt and lease arrangements can be found in Notes 7 and 8, respectively, to the consolidated financial statements included under Item 8 of the Annual Report incorporated by reference in this offering memorandum.

Off-balance sheet arrangements and other commitments, contingencies and contractual obligations

Except as indicated below, we do not utilize or employ any off-balance sheet arrangements, including special-purpose entities, in operating our business. As such, we do not maintain any (i) retained or contingent interests, (ii) derivative instruments (other than as specified below), or (iii) variable interests which could serve as a source of potential risk to our future liquidity, capital resources and results of operations.

In connection with the issuance of the notes, we entered into 6 separate forward contracts to hedge the risk-free interest rate associated with $108.0 million of the related debt in order to minimize the negative impact of interest rate fluctuations on our earnings, cash flows and equity. The forward contracts were entered into with a major banking institution thereby minimizing the risk of credit loss. These hedging transactions were executed during July and August 2005 and, as such, have not been reflected in our financial position, results of operations or cash flows for the year ended June 30, 2005.

We, or our consolidated subsidiaries, may, from time to time in the ordinary course of business, provide guarantees on behalf of selected affiliated entities or become contractually obligated to perform in accordance with the terms and conditions of certain business agreements. The nature and extent of these guarantees and obligations may vary based on the underlying relationship of the benefiting party to us and the business purpose for which the guarantee or obligation is being provided. Details of those arrangements for which we, or any of our consolidated subsidiaries, act as guarantor or obligor are provided below.

Retailer-related guarantees

Ethan Allen Inc. (now known as Ethan Allen Retail, Inc.) has obligated itself, on behalf of one of its independent retailers, with respect to a $1.5 million credit facility (the "retailer credit facility") comprised of a $1.1 million revolving line of credit and a $0.4 million term loan. This obligation requires us, in the event of the retailer's default under the line of credit, to repurchase the retailer's inventory, applying such purchase price to the retailer's outstanding indebtedness under the retailer credit facility. Our obligation remains in effect for the life of the term loan which expires in April 2008. The maximum potential amount of future payments (undiscounted) that we could be required to make under this obligation is limited to the amount outstanding under the retailer credit facility at the time of default (subject to pre-determined lending limits based on the value of the underlying inventory) and, as such, is not an estimate of future cash flows. No specific recourse or collateral provisions exist that would enable recovery of any portion of amounts paid under this obligation, except to the extent that we maintain the right to take title to the repurchased inventory. Management anticipates that the repurchased inventory could subsequently be sold through our retail store network. As of June 30, 2005, the amount outstanding under the retailer credit facility totaled approximately $1.0 million, of which $0.9 million was outstanding under the revolving credit line. Management expects that, based on the underlying creditworthiness of the respective retailer, this obligation will expire without requiring funding by us. However, in accordance with the provisions of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, a liability has been established to reflect our non-contingent obligation under this arrangement as a result of modifications made to the line of credit subsequent to January 1, 2003. As of June 30, 2005, the carrying amount of such liability is less than $50,000.

Indemnification agreement

In connection with our joint venture arrangement with United Kingdom-based MFI Furniture Group Plc, Ethan Allen Inc. (now known as Ethan Allen Retail, Inc.) has entered into a tax cross-indemnification agreement with the joint venture partner. The indemnification agreement stipulates that both parties agree to pay 50% of the amount of any tax liability arising as a result of (i) an adverse tax judgment or (ii) the imposition of additional taxes against either partner, and attributable to the operations of the joint venture. The indemnification agreement is effective until such time that the joint venture is terminated. At the present time, management anticipates that the joint venture will continue to operate for the foreseeable future.

The maximum potential amount of future payments (undiscounted) that we could be required to make under this indemnification agreement is indeterminable as no such tax liability currently exists. Further, the nature, extent and magnitude of any such tax liability arising in the future as a result of an adverse tax judgment or change in applicable tax law cannot be estimated with any reasonable certainty. It should be further noted that no recourse or collateral provisions exist that would enable recovery of any portion of amounts paid under this indemnification agreement. Management expects, based on its current understanding of the applicable tax laws and the existing legal structure of the joint venture, subject to future changes in applicable laws and regulations, this cross-indemnity agreement will expire without requiring funding by us. Accordingly, as of June 30, 2005, the carrying amount of the liability related to this indemnification agreement is zero.

Product warranties

Our products, including our case goods, upholstery and home accents, generally carry explicit product warranties that extend from three to five years and are provided based on terms that are generally accepted in the industry. All of our independent retailers are required to enter into, and perform in accordance with the terms and conditions of, a warranty service agreement. We record provisions for estimated warranty and other related costs at time of sale based on historical warranty loss experience and make periodic adjustments to those provisions to reflect actual experience. On rare occasion, certain warranty and other related claims involve matters of dispute that ultimately are resolved by negotiation, arbitration or litigation. In certain cases, a material warranty issue may arise which is beyond the scope of our historical experience. We provide for such warranty issues as they become known and estimable. It is reasonably possible that, from time to time, additional warranty and other related claims could arise from disputes or other matters beyond the scope of our historical experience. As of June 30, 2005, our recorded product warranty liability totaled $1.4 million.

Impact of inflation

We do not believe that inflation has had a material impact on our profitability during the last three fiscal years. In the past, we generally have been able to increase prices or seek lower cost alternatives in order to offset increases in operating costs and effectively manage our working capital.

Income taxes

At June 30, 2005, we had, for federal income tax purposes, approximately $1.9 million of net operating loss carryforwards ("NOLs"). Our utilization of these NOLs, which expire in 2022, is limited, pursuant to Section 381(c) of the Internal Revenue Code, based upon the separate earnings and/or eventual liquidation of the wholly-owned subsidiary to which the NOLs relate.

Business outlook

We have experienced inconsistent business activity throughout much of the last twelve months. During that time, macro-economic factors such as the ongoing war in Iraq, rising fuel prices, the threat of further interest rate increases, and recent declines in the stock markets, appear to have contributed to lower levels of consumer confidence and discretionary spending, particularly for home furnishings. In addition, our current year transition to everyday best pricing in lieu of our historical periodic sale events, likely also had some effect on order trends as compared to prior periods. Despite these challenges, we believe we are well-positioned for the next phase of economic growth as a result of (i) our established brand, (ii) our comprehensive complement of home decorating solutions, and (iii) our vertically-integrated business model.

Should the economy strengthen, however, it is also possible that costs associated with production (including raw materials and labor), distribution (including freight and fuel charges), and retail operations (including compensation, delivery and warehousing, occupancy and advertising expenses) may continue to increase. Similarly, continued increases in interest rates and crude oil prices could serve to further adversely impact the level of discretionary spending on the part of consumers. We cannot reasonably predict when, or to what extent, such events may occur or what effect, if any, such events may have on our consolidated financial condition or results of operations.

The industry remains extremely competitive with domestic manufacturers facing increased pricing pressure as a result of the continued development of manufacturing capabilities in other countries, specifically within Asia. In response to these pressures, a large number of U.S. furniture manufacturers and retailers, including us, have increased their overseas sourcing activities in an attempt to maintain a competitive advantage and retain market share. At the present time, we manufacture and/or assemble approximately 65% to 70% of our products domestically. Our management continues to believe that a balanced approach to product sourcing, which includes the import of certain products coupled with the domestic manufacture of other selected products, provides the greatest degree of flexibility and is the most effective approach to ensuring that acceptable levels of quality, service and value are attained.

See "Business" for a further discussion of the specific issues facing the home furnishings industry.

Recent accounting pronouncements

In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires the retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Statement also requires that a change in depreciation, amortization, or depletion method for long-lived non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, we will adopt the provisions of SFAS No. 154, as applicable, on July 1, 2006.

In June 2005, the Emerging Issues Task Force ("EITF") of the FASB reached a consensus on EITF Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("Issue 05-6"). The provisions of Issue 05-6 require that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The consensus is to be applied prospectively to leasehold improvements acquired subsequent to June 29, 2005. We do not believe that the adoption of Issue 05-6 will have a material effect on our financial position, results of operations or cash flows.

Business

Mission statement

Our primary business objective is to be a leader in style, providing our customers with a convenient, full-service, one-stop shopping alternative for their home decorating needs. In order to meet our stated objective, we have developed, and adhere to, a focused and comprehensive business strategy. The elements of this strategy, each of which represent specific home decorating solutions, include (i) our vertically-integrated operating structure, (ii) our products and related marketing initiatives, (iii) our retail store network, (iv) our people, and (v) our numerous customer service offerings.

Operating segments

Our operating segments represent strategic business areas which, although they operate separately, both offer our complete line of home furnishings through their own distinctive services. Our operations are classified into two such segments: wholesale and retail. See Note 16 to the consolidated financial statements included under Item 8 of our Annual Report incorporated by reference in this offering memorandum for certain financial information regarding our operating segments.

The wholesale segment is principally involved in the development of the Ethan Allen brand, which encompasses the design, manufacture, domestic and off-shore sourcing, sale and distribution of a full range of home furnishings to a network of independently-owned and company-owned stores as well as related marketing and brand awareness efforts. Wholesale profitability includes the wholesale gross margin, which is earned on wholesale sales to all retail stores, including company-owned stores.

The retail segment sells home furnishings to consumers through a network of company-owned stores. Retail profitability includes the retail gross margin, which represents the difference between retail sales price and the cost of goods purchased from the wholesale segment.

While the manner in which our home furnishings are marketed and sold is consistent, the nature of the underlying recorded sales (i.e., wholesale versus retail) and the specific services that each operating segment provides (i.e., wholesale manufacture and distribution versus retail sales) are different. Within the wholesale segment, we maintain revenue information according to each respective product line (i.e., case goods, upholstery, or home accessories and other). Sales of case good items include, but are not limited to, beds, dressers, armoires, night tables, dining room chairs and tables, buffets, sideboards, coffee tables, entertainment units, bathroom vanities and home office furniture. Sales of upholstery home furnishing items include sleepers, recliners, chairs, sofas, loveseats, cut fabrics and leather. Skilled craftsmen cut, sew and upholster custom-designed upholstery items which are available in a variety of frame and fabric options. Home accessory and other items include window treatments, wall décor, lighting, clocks, wood accents, bedspreads, decorative accessories, area rugs, bedding, and home and garden furnishings.

Revenue information by product line is not readily available within the retail segment as it is not practicable. However, because wholesale production and sales are matched, for the most part, to incoming orders, we believe that the allocation of retail sales would be similar to that of the wholesale segment.

We evaluate performance of the respective segments based upon revenues and operating income. Inter-segment eliminations result, primarily, from the wholesale sale of inventory to the retail segment, including the related profit margin. Inter-segment eliminations also include items not allocated to reportable segments.

The wholesale segment:

For fiscal years 2005, 2004 and 2003, the wholesale segment recorded net sales of $663.2 million, $673.8 million, and $661.0 million, respectively. A breakdown of wholesale sales by product line for each of the last three fiscal years is provided below:

	Fiscal Year Ended June 30,
	2005	2004	2003

Case Goods	49%	52%	53%
Upholstered Products	36	34	33
Home Accessories and Other	15	14	14

	100%	100%	100%

We have 12 manufacturing facilities which consist of 6 case good plants (2 of which include separate sawmill operations), 5 upholstery plants and 1 home accent plant, all located in the United States. We also source selected case good, upholstery, and home accessory items from third-party vendors located both abroad and domestically. See Note (1) to "Selected financial data" for a discussion of certain closures and consolidations. In addition, on September 7, 2005, we announced a plan to convert one of our existing manufacturing facilities into a regional distribution center.

Product sourcing activities

We are one of the largest manufacturers of home furnishings in the United States, currently manufacturing and/or assembling approximately 65% to 70% of our products within 12 manufacturing facilities, 2 of which include separate sawmill operations. The balance of our production is outsourced through third-party vendors, most of which are located abroad. Our case good facilities are located close to sources of raw materials and skilled craftsmen, predominantly in the Northeast and Southeast regions of the country. Upholstery facilities are located across the country in order to reduce shipping costs to stores and are situated where skilled craftsmen are available. We believe that continued investment in our manufacturing facilities, combined with an appropriate level of outsourcing through both foreign and domestic vendors, will accommodate future sales growth and allow us to maintain a greater degree of control over cost, quality and service to our customers.

Raw materials and other suppliers

The most important raw materials we use in furniture manufacturing are lumber, veneers, plywood, hardware, glue, finishing materials, glass, mirrored glass, laminates, fabrics, foam,

and filling material. The various types of wood used in our products include cherry, ash, oak, maple, prima vera, mahogany, birch and pine, substantially all of which are purchased domestically.

Fabrics and other raw materials are purchased both abroad and domestically. We have no significant long-term supply contracts and have experienced no significant problems in supplying our operations. We maintain a number of sources for our raw materials which, we believe, contributes to our ability to obtain competitive pricing. Lumber prices fluctuate over time based on factors such as weather and demand, which, in turn, impact availability. Upward trends in prices could have an adverse effect on margins.

Appropriate amounts of lumber and fabric inventory are typically stocked so as to maintain adequate production levels. We believe that our sources of supply for these materials are sufficient and that we are not dependent on any one supplier.

We enter into standard purchase agreements with certain foreign and domestic vendors to source selected case good, upholstery, and home accessory items. The terms of these arrangements are customary for the industry and do not contain any long-term contractual obligations on our behalf. We believe that we maintain good relationships with our vendors.

Distribution and logistics

Within the wholesale segment, we distribute our products primarily through a national network of 7 owned and 5 leased distribution centers strategically located throughout the United States. These distribution centers hold finished product received from our manufacturing facilities, as well as our domestic and off-shore vendors, for shipment to our retail stores or retail service centers. We stock case goods and accessories to provide for quick delivery of in-stock items and to allow for more efficient production runs.

Approximately one-third of all shipments are made to and from the distribution and retail service centers by our fleet of trucks and trailers. The remaining shipments are subcontracted to independent carriers. Approximately 45% of our fleet (trucks and trailers) is leased for terms of two to seven years.

Our policy is to sell our products at the same delivered cost to all company-owned and independently-owned stores nationwide, regardless of their shipping point. The adoption of this policy has created credibility by offering product at one suggested national retail price and eliminated the need for our retailers to carry significant amounts of inventory in their own warehouses. As a result, we obtain more accurate information regarding sales in order to better plan production runs and manage inventory levels.

Backlog and net orders booked

As of June 30, 2005, we had a wholesale backlog of $49.3 million, compared to a backlog of $51.4 million as of June 30, 2004. The backlog is anticipated to be serviced in the first quarter of fiscal 2006. Backlog at any point in time is primarily a result of net orders booked in prior periods, manufacturing schedules and the timing of product shipments. Net orders booked at the wholesale level from our stores (including independently-owned and company-owned stores) for the twelve months ended June 30, 2005 were $666.1 million as compared to

$686.5 million for the twelve months ended June 30, 2004. Net orders booked in any period are recorded based on wholesale prices and do not reflect the additional retail margins produced by company-owned stores.

Advertising

We have developed a highly coordinated, national advertising campaign designed to (i) capitalize on our existing brand equity, and (ii) maintain top-of-mind awareness of the breadth of our product and service offerings. Our in-house staff, working with a leading advertising firm, has developed and implemented what we believe is the most coordinated national advertising campaign in the home furnishings industry. This campaign is designed to communicate our position as a leader in style and a full-service provider of home furnishing solutions, and to increase the flow of traffic into stores.

In support of our Furnishing Solutions by Ethan Allen campaign, launched nationally in fiscal 2004, we continue to utilize television, direct mail, newspaper, magazines and radio to market our products and services. We believe that our ability to coordinate our advertising efforts for all Ethan Allen branded stores provides a competitive advantage over other home furnishing manufacturers and retailers. With an exclusive network of more than 300 retail stores adhering to a uniform marketing approach and "speaking with one voice," we believe that we are better positioned to fulfill our brand promise on a consistent basis.

Our direct mail magazine, which features our home furnishing collections in lifestyle settings and communicates our breadth of services, is one of our most important marketing tools. Approximately 57 million copies of the magazine were distributed to consumers during fiscal 2005, representing a 45% increase from the prior fiscal year. We publish and sell the magazines to retailers of both company-owned and independently-owned stores, who, with demographic information collected through independent market research, are able to target potential customers.

Our television advertising and direct mail efforts are supported by strong print and radio campaigns in various markets, and in leading home fashion magazines using advertisements and public relations efforts. We coordinate significant advertisements in major newspapers in major markets. During fiscal 2005, we also distributed a publication entitled Solutions for Living. This 288-page book, which includes a complete catalogue of our home furnishing collections, helps customers identify their own personal style using our product offerings. We believe these publications represent one of the most comprehensive and effective home decorating resources in the home furnishings industry.

Internet

We are located on the worldwide web at www.ethanallen.com. Our primary goal for the website is to drive additional business into the retail network through lead generation and information sourcing. Customers may access our website to review home furnishing collections or to purchase selected home accessories. On average, over 18,000 daily users logged onto our website during fiscal 2005.

We have also developed an extranet website which links the retail stores with consumer information captured on-line such as customer requests for design assistance and copies of our catalogue. Our extranet has become the primary source of communications between us and our retail network providing a variety of information, including a company-wide daily news flash, downloads of current advertising materials, prototype store display floor plans and detailed product information.

The retail segment:

For fiscal years 2005, 2004, and 2003, the retail segment recorded net sales of $586.2 million, $576.2 million, and $526.4 million, respectively.

We sell our products through an exclusive network of 313 retail stores. As of June 30, 2005, we owned and operated 126 stores (as compared to 127 at the end of the 2004 fiscal year) and independent retailers owned and operated 187 stores. The geographic distribution of all retail store locations is included under Item 2 of our Annual Report, incorporated by reference in this offering memorandum. During fiscal 2005, we acquired 6 stores from, and sold 4 stores to, independent retailers, opened 7 new stores (of which 5 were relocations), and closed 5 stores. In the past five years, we and our independent retailers have opened 78 new stores, approximately 40% of which were relocations.

In fiscal 2005, wholesale sales to independent retailers and retail sales of company-owned stores accounted for approximately 38% and 62%, respectively, of our total net sales. The ten largest independent retailers own a total of 36 stores, which, based on net orders booked, accounted for approximately 13% of total net sales in fiscal 2005.

We pursue further expansion of the company-owned retail business by opening new stores, relocating existing stores and, when appropriate, acquiring stores from independent retailers. In addition, we continue to promote the development and growth of our independent retailers. All retailers are required to enter into license agreements with us which (i) authorize the use of certain of our service marks and trademarks and (ii) require adherence to certain standards of operation, including the exclusive sale of our products and a requirement to fulfill related warranty service agreements. We are not subject to any territorial or exclusive retailer agreements in the United States.

In October 2001, we formed a joint venture with MFI Furniture Group Plc to open a network of retail stores in the United Kingdom. The initial phase of the agreement, which calls for the two companies to collaborate on the development of a retail store format that will market their respective retail concepts, involves up to five stores with approximately 8,000 to 15,000 square feet per store. The first of these stores, located in the London suburb of Kingston, opened in May 2002. The second, located in the suburb of Bromley, opened in December 2002. Both retail locations have been included as independently-owned stores in compiling our store count as of June 30, 2005.

Products

Our product strategy has been to position our brand as a preferred brand with superior quality and value while, at the same time, providing consumers with a comprehensive, one-stop shopping solution for their home furnishing needs. In carrying out our strategy, we continue to expand our reach to a broader consumer base through a diverse selection of attractively priced product lines, many of which have been designed to effectively complement one another, reflecting the recent trend toward more eclectic home decorating. In recent years, this effort is best evidenced by the introduction of collections such as Townhouse, Tuscany, Newport, New Country by Ethan Allen, and, most recently, Tango. These collections, as well as increased styles and fabric selections within our custom upholstery line, new finishes within the Horizons by Ethan Allen line, the redesign of the American Impressions line and relaunch as New Impressions, and expanded product offerings to accommodate today's home theater trends, are serving to redefine us, positioning us as a leader in style. These product lines, each of which broadens our consumer reach, are reflective of our continuing efforts to offer well-valued, stylish home furnishings that appeal to a variety of customers and lifestyles.

We believe that the two most important lifestyle categories in home furnishings are the Classic and the Casual. As such, our collections are designed to reflect unique elements applicable to each lifestyle category. To accomplish this, our collections consist of case goods, coordinated upholstered products and home accessories, each styled with its own distinct design characteristics. Home accessories play an important role in our marketing program as they enable us to offer the consumer the convenience of one-stop shopping by creating a comprehensive home furnishing solution. Our store interiors are designed to facilitate display of our product offerings in complete room settings which utilize the related collections to project the lifestyle category.

We continuously monitor consumer demand through internal marketing research and communication with our retailers and store design consultants who provide valuable input on consumer trends. As a result, we believe that we are able to react quickly to changing consumer tastes. For example, since 2002, over 70% of our current product line is new, with the balance refined and enhanced through product redesign, additions, deletions, or finish changes. Such undertakings are indicative of our ability to adapt to the recent consumer trend toward more casual and eclectic lifestyles while, at the same time, maintaining a classic appeal.

During the past year, we also introduced our innovative everyday best pricing program, eliminating periodic sale events in lieu of an everyday best price on all of our product offerings. We believe that this initiative demonstrates our commitment to differentiating ourself through strategies focused on customer credibility and excellence in service. In addition, everyday best pricing provides us the opportunity to critically examine all facets of our business, making substantive changes, where necessary, in order to more effectively carry out our solutions-based approach to home decorating.

Retail store network

Our interior and exterior store design is dependent on each store's location and size. Ethan Allen stores are located in busy urban settings as freestanding destination stores or as part of suburban strip malls, depending upon the real estate opportunities in a particular market. Currently, stores range in size from approximately 6,000 square feet to 35,000 square feet, with the average size of a store being approximately 15,000 square feet.

We maximize uniformity of store presentation throughout the retail network through a comprehensive set of operating standards. These operating standards assist each store in presenting the same high quality image and offer retail customers consistent levels of product selection and service. A uniform store image is conveyed through our ongoing program to model our retail stores with similar and consistent exterior facades and interior layouts. This program is carried out by all stores, including independently-owned stores.

We provide display planning assistance to all company-owned stores and independent retailers to support them in updating the interior projection of their stores and to maintain a consistent image. Several years ago, we developed a standard interior design format for our retail stores which, through the use of focused lifestyle settings to display our products and information throughout the stores to educate consumers, has positioned us as a specialist in Classic and Casual lifestyles and decorative accessory retailing.

People

At June 30, 2005, we have approximately 6,400 employees. Approximately 5% of those employees are represented by unions under collective bargaining agreements, most which expire at various times throughout the next three years. We expect no significant changes in our relations with these unions and believe that we maintain good relationships with our employees.

The retail network, which includes both company-owned and independently-owned stores, is staffed with a sales force of over 3,000 design consultants and professionals who provide customers with an effective home decorating solution at no additional charge. These employees receive training with respect to the distinctive design and quality features inherent in each of our products, allowing them to more effectively communicate the elements of style and value that serve to differentiate us. As such, we believe our design consultants, and the complimentary service they provide, create a distinct competitive advantage over other home furnishing retailers.

We recognize the importance of our retail store network to our long-term success. Accordingly, we believe that we have established strong management teams within company-owned stores while, at the same time, maintaining effective relationships with independent retailers. With this in mind, we make available our services to all stores in support of their marketing efforts, including coordinated national advertising, merchandising and display programs, and extensive training seminars and educational materials. We believe that the development of design consultants, project managers, service and delivery personnel, and retailers is important for the growth of our business. As a result, we have committed to make available a comprehensive training program that will help to develop retail managers/owners, design consultants and service and delivery personnel to their fullest potential.

Customer service offerings

We offer numerous customer service programs, each of which has been developed and introduced to consumers in an effort to make their shopping experience easier and more enjoyable.

  Gift card

This program allows customers to purchase, through our website or at any participating retail store, gift cards which can be redeemed for any of our products or services.

  Wedding registry

The primary objectives of the wedding registry program are to increase customer traffic in our network of retail stores (and on-line), capture consumers in the early stage of their lifecycle, capitalize on the growing trend for non-traditional registries and promote our complimentary design service. We believe this program further strengthens our competitive advantage by enhancing our current complement of service offerings with a national gift registry.

  On-line room planning

We offer, via our website, an interactive on-line room planning resource which serves to further assist consumers with their home decorating needs. Through the use of this web-based tool, customers can determine which Ethan Allen product offerings best fit their particular needs based on their own individual home floor plan.

  Ethan Allen consumer credit programs

The EA Finance Plus program offers consumers two financing options through the use of just one account. Consumers can choose between (i) the "Simple Finance Plan" which consists of fixed monthly payments ranging from 12 to 60 months at an interest rate of 9.99% per annum, and (ii) the revolving credit line which carries a variable interest rate currently ranging from 21.00% to 23.75% per annum. Both programs provide credit lines from $1,000 to $50,000. Financing offered through both programs is administered by a third-party financial institution and is granted on a non-recourse basis to us. Consumers may apply for an EA Finance Plus card at any participating retail store.

Competition

In recent years, the home furnishings industry, already highly competitive and fragmented, has faced additional challenges. Globalization, which represents the most notable change within the industry landscape, has led to increased competitive pressures brought about by the increasing volume of imported finished goods and components, particularly for case good products, and the development of manufacturing capabilities in other countries, specifically within Asia. The increase in overseas production capacity in recent years has created over-capacity for many U.S. manufacturers, including us, which has led to industry-wide plant consolidation. In addition, because many foreign manufacturers are able to maintain substantially lower production costs, including the cost of labor and overhead, imported product may be sold at a lower price to consumers which, in turn, has led to some measure of industry-wide price deflation. We believe that the aforementioned factors have contributed to the recent trend toward product commoditization, which is exacerbated by the overwhelming and wide-spread use of highly-promotional pricing policies and marketing strategies focused on "no money down" and "no interest."

During the last three years, as the industry has slowly been overcome by a greater degree of "sameness," we have, instead, used that time to further differentiate ourself as a "preferred" brand by adhering to a business strategy focused on providing (i) high-quality products at good value, including the marketing of our products at an everyday best price, (ii) a comprehensive complement of home decorating solutions, including our complimentary design service, and (iii) excellence in customer service. We consider our vertical integration a significant competitive advantage in the current environment as it allows us to design, manufacture, source, distribute, market, and sell our products through the industry's largest single-source retail store network. With respect to the issue of price deflation, we saw a foreign, low-cost supply of labor as an opportunity to introduce selected products to consumers at prices that, until recently, were not practical. As such, we continue to adhere to a blended strategy, establishing relationships with certain manufacturers, both abroad and domestically, to source selected case goods, upholstery, and home accessory items. We intend to continue to balance our domestic production with opportunities to source from foreign and domestic manufacturers, as appropriate, in order to maintain our competitive advantage.

Although we are currently among the ten largest domestic furniture manufacturers in the United States, the recent emergence of the foreign manufacturers referred to previously has served to broaden the competitive landscape. Some of these competitors may produce furniture types not manufactured by Ethan Allen and may have greater financial and other resources than we do.

We sell our products through an exclusive network of Ethan Allen-owned and independently-owned retail stores. Our objective is to continue to develop and strengthen our retail network by expanding the Ethan Allen-owned retail business through the opening of new stores, relocating existing stores and, when appropriate, acquiring stores from, or selling stores to, independent retailers. We will continue to promote the growth and development of our independent retailers by encouraging the relocation and expansion of their stores. Independent retailers, pursuant to license agreements, are authorized to use certain Ethan Allen service marks or trademarks and are required to adhere to certain standards of operations.

The home furnishings industry competes primarily on the basis of product styling and quality, personal service, prompt delivery, product availability and price. We believe that we effectively compete on the basis of each of these factors and that, more specifically, our store format and complimentary design service create a distinct competitive advantage, further supporting our mission of providing consumers with a complete home decorating solution.

Trademarks

We currently hold, or have registration applications pending for, numerous trademarks, service marks and design patents for the Ethan Allen name, logos and designs in a broad range of classes for both products and services in the United States and in many foreign countries. In addition, we have registered, or have applications pending for, many of our major collection names as well as certain of our slogans utilized in connection with promoting brand awareness, retail sales and other services. We view such trademarks and service marks as valuable assets and have an ongoing program to diligently monitor and defend, through appropriate action, against their unauthorized use.

Management

The following table sets forth certain information concerning Ethan Allen Interiors Inc.'s executive officers and directors, including their ages, as of September 19, 2005

Name	Age	Position

M. Farooq Kathwari	60	Chairman, President and Chief Executive Officer
Pamela A. Banks	41	Vice President, General Counsel and Secretary
Jeffrey Hoyt	35	Vice President, Finance and Treasurer
Nora Murphy	45	Vice President, Style
Craig W. Stout	54	Vice President, Design and Product Development
Edward Teplitz	43	Vice President, Retail Division
Corey Whitely	45	Vice President, Operations
Clinton A. Clark	62	Director
Kristin Gamble	58	Director
Horace G. McDonell	75	Director
Edward H. Meyer	77	Director
Richard A. Sandberg	62	Director
Frank G. Wisner	66	Director

Executive Officers

M. Farooq Kathwari was elected as a director in 1981, was appointed President and Chief Operating Officer in 1985 and was appointed to the additional positions of Chairman and Chief Executive Officer in September 1988. In 1973, Mr. Kathwari formed a joint venture with Ethan Allen Inc., KEA International, Inc., the objective of which was to develop home furnishings product programs such as lighting, floor coverings, decorative accessories and other related programs. In 1980, Mr. Kathwari joined us as a Vice President responsible for merchandising and international operations. He was promoted to Senior Vice President in 1981, to Executive Vice President in 1983, and to President in 1985. From 1968 to 1973, he was Vice President of Rothschild, Inc. Mr. Kathwari is a director of several non-profit organizations, including the American Furniture Manufacturer's Association and the National Retail Federation.

Pamela A. Banks has served as General Counsel and Secretary since April 2002 and became Vice President in November 2003. Ms. Banks joined us in September 1998 as Legal Counsel responsible for real estate and business development.

Jeffrey Hoyt has served as Vice President, Finance since May 2003, becoming Treasurer in April 2005. Mr. Hoyt joined us in August 2002 as Director, Corporate Accounting and Financial Reporting. Prior to joining us, Mr. Hoyt worked for KPMG LLP for ten years holding various positions.

Nora Murphy has served as Vice President, Style, since October 2001 and is responsible for coordinating the style, presentation and design of our products. Prior to joining us, Ms. Murphy owned an interior design firm which performed consulting services on our behalf.

Craig W. Stout has served as Vice President, Design and Product Development since August 1995. He is responsible for the design and development of our case goods products. Mr. Stout joined us in 1972 and has held various marketing, merchandising and product development positions.

Edward Teplitz has served as Vice President, Retail Division, since May 2003 and became Executive Vice President of Ethan Allen Retail, Inc. in August 2005 and has been with us since 2001. He is responsible for oversight and operation of our retail division. In 2001, Mr. Teplitz joined us as Vice President, Finance, later becoming Chief Financial Officer and, then, in May 2003, Vice President and General Manager, Retail Division. Prior to joining us, he was a licensee of ours in Pittsburgh, Pennsylvania and Cleveland, Ohio. Prior to that, Mr. Teplitz worked in the corporate finance department of E.F. Hutton & Company and FLIC (USA), Inc. Mr. Teplitz holds an MBA in Finance from Columbia Business School and a B.S. in Accounting from Wharton School of Finance.

Corey Whitely has served as Vice President, Operations since November 2003 and became Executive Vice President of Ethan Allen Operations, Inc. in August 2005. He has been associated with us since 1988. He started his association with us in 1988 in Cedar Rapids, Iowa as a General Manager and has taken on management responsibility in our retail and manufacturing operations.

Directors

Clinton A. Clark was elected as a director on June 30, 1989. He is the President and sole shareholder of CAC Investments, Inc. ("CAC"), a private investment company he founded in January 1986. Prior to founding CAC, Mr. Clark was Chairman, President and Chief Executive Officer of Long John Silver's Restaurants, Inc. from 1990 through September 1993 and President and Chief Executive Officer of The Children's Place, a retail children's apparel chain he founded in 1968. Mr. Clark is also an investor and director of several private companies. He is Chairman of the Compensation Committee and a member of the Audit Committee.

Kristin Gamble was elected as a director on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984. Prior to that, she held various management positions with Manufacturers Hanover (1977-1981), Foley, Warendorf & Co., a brokerage firm (1976-1977), Rothschild, Inc. (1971-1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968-1971). Since May 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. She is a member of the Compensation Committee and the Nominations/Corporate Governance Committee.

Edward H. Meyer was elected as a director on May 30, 1991. He is President, Chairman of the Board, and Chief Executive Officer of Grey Global Group Inc. ("Grey Global"). Mr. Meyer joined Grey Global in 1956 and, in 1964, was appointed Executive Vice President for Account Services. He was thereafter elected President in 1968 and Chief Executive Officer and Chairman in 1970.

Grey Global performs advertising services for Ethan Allen. Mr. Meyer is a director of a number of outside business and financial organizations, including Harman International Industries, Inc.

Horace G. McDonell was elected as a director on May 30, 1991. He retired as Chairman and Chief Executive Officer of the Perkin-Elmer Corporation in November 1990, where he served in a number of marketing and executive positions. He was elected President in 1980, Chief Executive Officer in 1984, and Chairman in 1985. He is a past Chairman of the American Electronics Association and a past director of Danbury Health Systems, Hubbell Incorporated, Uniroyal Incorporated, Silicon Valley Group Incorporated and ETEC Incorporated. He is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominations/Corporate Governance Committee.

Richard A. Sandberg was elected as a director on November 17, 2003. He is Chief Financial Officer of Matritech, Inc., a publicly traded developer and manufacturer of cancer diagnostic test products. In addition, he serves as Chief Strategic Officer of ML Holdings, a private medical information and diagnostic company. Prior to his current positions, Mr. Sandberg held financial and operating positions at Dianon Systems, Inc., a company he founded in 1983, including Chief Executive Officer and Chief Financial Officer, and at private healthcare companies engaged in DNA testing and pharmaceutical development. He is a member of the Audit Committee.

Frank G. Wisner was elected as a director on July 23, 2001. He is Vice Chairman, External Affairs, of American International Group ("AIG"), the leading United States-based mixed financial services and international insurance organization. Mr. Wisner is also on the board of directors of EOG Resources. Prior to joining AIG, he was the United States Ambassador to India from July 1994 through July 1997. He retired from the United States Government with the rank of Career Ambassador, the highest grade in the Foreign Service. Mr. Wisner joined the State Department as a Foreign Service Officer in 1961 and served in a variety of overseas and Washington positions during his 36-year career. Among his other positions, Mr. Wisner served successively as United States Ambassador to Zambia, Egypt and the Philippines. Before being named United States Ambassador to India, his most recent assignment was as Under Secretary of Defense for Policy. Prior to that, he was Under Secretary of State for International Security Affairs. He is Chairman of the Nominations/Corporate Governance Committee.

Description of the notes

The notes will be issued under an indenture dated as of September     , 2005, among Ethan Allen Global, as issuer, Ethan Allen Interiors Inc., Ethan Allen Operations, Inc., Ethan Allen Realty, LLC, Ethan Allen Retail, Inc., Lake Avenue Associates, Inc., and Manor House, Inc., as guarantors, and U.S. Bank National Association, a national banking association, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

This description of the notes is intended to be a useful overview of the material provisions of the notes, the guarantees and the indenture. Because this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. A copy of the indenture is available for inspection during normal business hours at the offices of the trustee.

Certain terms used in this description of the notes are set forth under "— Defined Terms."

  General

  The Notes

The notes:

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  will be issued under the indenture and will be limited to an aggregate principal amount of $200,000,000;

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  will mature on September     , 2015;

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  will not be convertible into any other security or have the benefit of any sinking fund;

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  will rank equally in right of payment with all of Ethan Allen Global, Inc.'s other existing and future unsecured and unsubordinated indebtedness;

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  will be fully, unconditionally and irrevocably guaranteed by each guarantor, which guarantees will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of such guarantor;

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  will be issued in denominations of $2,000 and integral multiples of $1,000; and

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  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "Book-entry; Delivery and form."

  Interest

Interest on the notes will:

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  accrue at a rate of    % per annum;

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  accrue from the date of issuance or the most recent interest payment date;

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  be payable in cash semiannually in arrears on    and    of each year, commencing on                      , 2006;

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  be payable to the holders of record on the    and    immediately preceding the relevant interest payment date; and

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  be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Payment and Transfer

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose, which initially will be the office of the trustee, US Bank National Association, c/o U.S. Bank Trust New York, 100 Wall Street, Suite 1600, New York, NY 10005. Payment of principal of and premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

A holder may transfer or exchange notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to register the transfer of, or exchange of, any note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem notes or in the 15 days prior to an interest payment date.

  Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

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  100% of the principal amount of the notes to be redeemed; and

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  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus     basis points,

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

"treasury rate" means, with respect to any redemption date:

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  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

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  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

We will calculate the treasury rate on the third business day preceding the date fixed for redemption.

"comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

"comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

"independent investment banker" means J.P. Morgan Securities Inc. or, if this firm is unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

"reference treasury dealer" means (1) J.P. Morgan Securities Inc. and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer and (2) any four other primary treasury dealers selected by us after consultation with the independent investment banker.

"reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price on the date fixed for redemption, interest will cease to accrue on the notes or portions thereof called for redemption on such date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

  Guarantees

Our parent company and each of the subsidiary guarantors will fully, unconditionally and irrevocably guarantee to each holder and the trustee the full and prompt payment of principal of and premium, if any, and interest on the notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes. Any obligation of any of the guarantors to make a payment may be satisfied by causing us to make such payment.

  Ranking

The notes will be the unsecured and unsubordinated indebtedness of Ethan Allen Global, Inc. and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior in right of payment to any secured indebtedness incurred by Ethan Allen Global, Inc. to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of our non-guarantor subsidiaries.

The guarantees will be unsecured and unsubordinated obligations of each guarantor and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of such guarantor. The guarantees will effectively rank junior in right of payment to any secured indebtedness of the guarantors to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of our non-guarantor subsidiaries.

  Covenants

The indenture contains, among other things, the following covenants:

  Limitation on Liens

Our parent company will not, and will not permit any restricted subsidiary to, create, assume, allow to exist or allow to be created or assumed any lien on any principal property to secure any indebtedness, unless we also secure the notes and the guarantees, if applicable, by a lien equally and ratably with such other indebtedness for so long as such other indebtedness shall be so secured. The indenture contains the following exceptions to that prohibition:

    (1)   liens on property of corporations or other entities existing when they become our subsidiaries;

    (2)   liens on property existing on the date of the indenture;

    (3)   liens existing on property when the property was acquired or incurred to finance the purchase price, construction or improvement of the property, including liens incurred pursuant to capital leases that are entered into for the purpose of financing the purchase, construction or improvement of the property subject to such capital lease;

    (4)   certain liens in favor of government entities or required by contracts with governmental entities;

    (5)   any lien that would not otherwise be permitted by clauses (1) through (4) above, inclusive; provided that after giving effect to the lien, the sum of, without duplication,

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  the aggregate outstanding principal amount of debt secured by such liens otherwise prohibited by the indenture, and

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  the aggregate amount of all attributable debt with respect to outstanding sale and leaseback transactions otherwise prohibited by the indenture does not exceed 20% of our consolidated net tangible assets.

  Restriction on Sale-Leasebacks

Our parent company will not, and will not permit any restricted subsidiary to, enter into any sale and leaseback transactions on any principal property except:

    (1)   leases in a sale and leaseback transaction incurred when our parent company or such restricted subsidiary could incur a lien on such principal property securing debt in an amount equal to the value of such sale and leaseback transaction under the covenant described in "—Limitation on Liens" above without equally and ratably securing the notes and guarantees, if applicable; or

    (2)   if our parent company or such restricted subsidiary applies, during the six months following the effective date of the sale and leaseback transaction, an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of principal property.

  Consolidation, Merger, Amalgamation and Sale of Assets

The indenture provides that neither Ethan Allen Interiors Inc. nor any "significant subsidiary" under Regulation S-X under the Securities Act may merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), including any capital stock of any subsidiary, unless:

    (1)   after giving effect to such transaction, no event of default has occurred or is continuing;

    (2)   the successor corporation assumes all of the previous company's obligations, if any, under the indenture (including the related guarantees); and

    (3)   certain other conditions described in the indenture are met.

  Definition of Certain Terms

The following are the meanings of terms that are important in understanding the covenants previously described:

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  "consolidated net tangible assets" means the total assets less current liabilities and intangible assets of Ethan Allen Interiors Inc. and its consolidated subsidiaries;

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  "guarantors" means Ethan Allen Interiors Inc. and each of the subsidiary guarantors, but shall not include Riverside Water Works, Inc.;

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  "principal property" means any building, structure, manufacturing facility or other facility owned or leased by Holdings or a Restricted Subsidiary located within the United States of America, but not including any such property determined by a board resolution of Holdings not to be of material importance to the respective businesses conducted by Holdings or such Restricted Subsidiary effective as of the date such resolution is adopted;

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  "restricted subsidiary" means (a) Ethan Allen Global, Inc., (b) each subsidiary guarantor and (c) any subsidiary which is a "significant subsidiary" under Regulation S-X under the Securities Act;

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  "sale and leaseback transaction" means any arrangement with any person providing for the leasing by our parent company or any restricted subsidiary of any principal property which has been or is to be sold or transferred by our parent company or such restricted subsidiary to such person; provided, that, "sale and leaseback transactions" shall not include (1) temporary leases for a term, including renewals at the option of the lessee of not more than three years, (2) leases among our parent company or a restricted subsidiary, (3) leases of principal property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the principal property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954;

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  "subsidiary" means any corporation, limited liability company or other business entity of which the requisite number of shares of stock or other equity interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors, managers or trustees thereof, or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, our parent company, one or more of its subsidiaries, or a combination thereof, and

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  "subsidiary guarantors" means (a) Ethan Allen Operations, Inc., (b) Ethan Allen Realty, LLC, (c) Ethan Allen Retail, Inc., (d) Lake Avenue Associates, Inc., (e) Manor House, Inc., and (f) every subsidiary other than Riverside Water Works, Inc. that becomes a guarantor under our credit agreement, provided, that, to the extent any subsidiary ceases to be a guarantor under the credit agreement, such subsidiary shall cease to be a subsidiary guarantor under the indenture.

  Events of Default

Each of the following is an event of default under the indenture:

    (1)   the default by Ethan Allen Global, Inc. in any payment of interest or additional interest (as required by the registration rights agreement) on any note when due, continued for 30 days;

    (2)   the default by Ethan Allen Global, Inc. in the payment of principal of, or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon declaration of acceleration or otherwise;

    (3)   the failure by Ethan Allen Global, Inc., Ethan Allen Interiors Inc. or any subsidiary guarantor to comply with its covenants under the indenture for 60 days after written notice from the trustee or the holders of 25% or more in aggregate principal amount of the outstanding notes thereunder;

    (4)   the failure of Ethan Allen Global, Inc., Ethan Allen Interiors Inc. or any of their subsidiaries (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments, on the scheduled or original date due, (b) to pay interest on any such indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such indebtedness, that has caused such indebtedness to become due prior to its stated maturity, and such acceleration has not been cured within 15 days after notice of acceleration; provided, however, that an event described in subclause (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to such indebtedness in an amount exceeding $20,000,000; or

    (5)   certain events of bankruptcy, insolvency or reorganization of (a) Ethan Allen Interiors Inc., (b) Ethan Allen Global, Inc. or (c) any other subsidiary which is a "significant subsidiary" under Regulation S-X under the Securities Act.

If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by written notice to us, or the holders of at least 25% in principal amount of the outstanding notes by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive certain past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to all notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of and premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

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  such holder has previously given the trustee written notice that an event of default under the indenture is continuing;

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  holders of at least 25% in principal amount of the outstanding notes have requested in writing that the trustee pursue the remedy;

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  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

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  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

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  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the interest of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that, if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of and premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default and, in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

  Amendments and Waivers

The indenture contains provisions permitting us and the trustee, without the consent of the holders, to modify or amend the indenture to, among other things, (1) cure any ambiguity, omission, defect or inconsistency, (2) provide for successor guarantors, (3) provide for uncertificated notes in addition to or in the place of certificated notes, (4) add additional guarantees, (5) secure the notes, (6) add to the covenants for the benefit of the holders or surrender any right or power conferred upon us or the guarantors, (7) make any change that does not adversely affect the interest of any holder, (8) provide for the issuance of the exchange notes, and (9) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939. The indenture also permits us and the trustee to amend other provisions of the indenture with the consent of holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may:

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  reduce the amount of notes whose holders must consent to an amendment of the indenture or the notes;

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  reduce the stated rate of or extend the stated time for payment of interest on any note;

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  reduce the principal of or change the stated maturity of any note;

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  reduce the amount payable upon the redemption of any note;

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  make any note payable in money other than that stated in the note;

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  impair the right of any holder to receive payment of principal of and premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

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  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

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  release any of the guarantors or modify the guarantees other than in accordance with the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each note that is affected.

  Defeasance

At our option, we may be discharged, subject to certain terms and conditions, from any and all obligations in respect of the notes (except for certain obligations, including obligations relating to the defeasance trust, registering the transfer or exchange of notes, replacing mutilated, destroyed, lost or stolen notes and maintaining a registrar and paying agent in respect of the notes) or need not comply with certain restrictive covenants of the indenture if we:

    (1)   irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal of and premium, if any, and interest on the notes to redemption or maturity, as the case may be; and

    (2)   comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by us as Registrar and Paying Agent with regard to the notes.

  Governing Law

The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry; Delivery and form

The notes are being offered and sold in this initial offering in the United States solely to "qualified institutional buyers" in reliance on Rule 144A and in offshore transactions to persons other than "U.S. persons," as defined in Regulation S under the Securities Act, in reliance on Regulation S. Following this offering, the notes may be sold to:

  •
  qualified institutional buyers under Rule 144A;

  •
  non-U.S. persons in reliance on Regulation S; and

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  under other exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, as described under "Transfer Restrictions," including sales to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that are not qualified institutional buyers.

Notes will be issued at the closing of this offering only against payment in immediately available funds.

  The Global Notes

  Rule 144A Global Note

Notes offered and sold to qualified institutional buyers in reliance on Rule 144A will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Rule 144A Global Note"). The Rule 144A Global Note will be deposited on the date of the closing of the sale of the notes with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Interests in the Rule 144A Global Note will be available for purchase only by qualified institutional buyers.

  Regulation S Global Note

Notes offered and sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Regulation S Global Note"). The Regulation S Global Note will be deposited upon issuance with, or on behalf of, a custodian for DTC in the manner described in the preceding paragraph for credit to the respective accounts of the purchasers, or to other accounts as they may direct, at Euroclear Bank S.A./N.V. ("Euroclear"), or Clearstream Bank, société anonyme ("Clearstream Banking").

Investors may hold their interests in the Regulation S Global Note directly through Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations that are participants in these systems. After the expiration of the restricted period, as defined below, investors may also hold these interests through organizations other than Euroclear or Clearstream Banking that are participants in the DTC system. Euroclear and Clearstream Banking will hold the interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. These depositaries, in turn, will hold the interests in the Regulation S Global Note in customers' securities accounts in the depositaries' names on the books of DTC.

  Institutional Accredited Investor Global Note

In connection with the resale of notes to an institutional accredited investor, beneficial interests in any of the global notes may be exchanged for interests in a separate note in registered form, without interest coupons (the "Institutional Accredited Investor Global Note"), which will be deposited on the date of the closing of the sale of the notes with, or on behalf of, a custodian for DTC in the manner described in the preceding paragraphs.

Except as set forth below, the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The notes will be subject to various restrictions on transfer and will bear a restrictive legend as set forth under "Transfer restrictions."

All interests in the global notes, including those held through Euroclear or Clearstream Banking, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream Banking may also be subject to the procedures and requirements of their systems.

  Exchanges Among the Global Notes

Before the 40th day after the later of the commencement of the offering of the notes and the date of the closing of the sale of the notes (this period through and including such 40th day is referred to as the "restricted period"), transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of that interest through the Rule 144A Global Note or the Institutional Accredited Investor Global Note will be made only in accordance with applicable procedures and upon receipt by the trustee of a written certification from the transferor of the beneficial interest in the form provided in the indenture to the effect that the transfer is being made to:

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  a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A; or

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  an institutional accredited investor purchasing for its own account, or for the account of an institutional accredited investor, in a minimum principal amount of the notes of $250,000.

The written certification will no longer be required after the expiration of the restricted period. In addition, in the case of a transfer pursuant to the second bullet point above, whether before or after the expiration of the restricted period, the transferor may be required to deliver to the trustee a letter from the transferee, which must provide, among other things, that the transferee is an institutional accredited investor that is acquiring the notes not for distribution in violation of the Securities Act.

Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the Institutional Accredited Investor Global Note to a transferee who takes delivery of the interest through the Regulation S Global Note, whether before or after the expiration of the restricted period, will be made only upon receipt by the trustee of a certification from the transferor to the effect that the transfer is being made in accordance with Regulation S or, if available, Rule 144 under the Securities Act, and that, if the transfer is being made before the expiration of the restricted period, the interest transferred will be held immediately after the transfer through Euroclear or Clearstream Banking.

Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in that global note and become an interest in the other global note and, accordingly, will then be subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

  Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. None of us or the initial purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

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  a "clearing agency" registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants (including Euroclear and Clearstream Banking) and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include: securities brokers and dealers, including the initial purchaser; banks and trust companies; clearing corporations and certain other organizations. Indirect access to DTC's book-entry system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

We expect that, pursuant to procedures established by DTC:

  •
  upon deposit of each global note with DTC, DTC will credit the principal amount of the note represented by the global note on its book-entry registrations and transfer system to the accounts of participants in DTC designated by the initial purchaser; and

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  ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer or pledge beneficial interests in the notes represented by a global note to these persons will be limited to that extent. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having a beneficial interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing such interest.

So long as DTC or its nominee is the registered owner and holder of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

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  will not be entitled to have notes represented by the global note registered in their names;

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  will not receive or be entitled to receive physical delivery of certificated notes in definitive form; and

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  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note. We understand that, under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global notes owning through such participants.

Payments in respect of the principal of and premium, if any, and interest (including additional interest, if any) on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. We believe, however, that it is currently the policy of DTC to credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary. These cross-market transactions will, however, require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream Banking, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream Banking, immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Banking as a result of sales of interests in a global note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

Although DTC, Euroclear and Clearstream Banking have agreed to the above procedures in order to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Note

If:

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  DTC notifies us that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the U.S. Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

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  we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

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  upon the occurrence of some other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or the nominee thereof, and cause the certificated notes to be delivered thereto. In addition, such certificates will bear the applicable restrictive legend referred to in "Transfer restrictions," unless we determine otherwise in accordance with applicable law.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Exchange offer; Registration rights

Ethan Allen Global, the guarantors and the initial purchaser will enter into a registration rights agreement concurrently with the issuance of the notes. This description is intended to be an overview of the material provisions of the registration rights agreement. Because this description is only a summary, you should refer to the registration rights agreement for a complete description of our obligations and your rights. A copy of the registration rights agreement is available for inspection during normal business hours at the offices of the trustee.

Exchange offer

Under the registration rights agreement, we and the guarantors will agree to use our commercially reasonable efforts to:

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  cause to be filed with the SEC a registration statement on an appropriate form under the Securities Act which is referred to as the "exchange offer registration statement," relating to a registered exchange offer for the notes and the guarantee under the Securities Act;

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  commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC, and complete the exchange offer within 60 days thereafter; and

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  have the exchange offer registration statement remain effective under the Securities Act until 180 days after the closing of the exchange offer.

As soon as practicable after the effectiveness of the exchange offer registration statement, we and the guarantors will offer to the holders of registrable securities (as defined below) who or which are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their registrable securities for an issue of a new series of notes, which are referred to as the "exchange securities," that are identical in all material respects to the registrable notes, except that the exchange securities will not contain transfer restrictions, will be registered under the Securities Act and will not be eligible for any increase in the interest rate as discussed under "— Additional Interest." We and the guarantors will keep the exchange offer open for not less than 20 business days after the date on which notice of the exchange offer is transmitted to the holders of the notes.

Shelf registration

If:

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  we and the guarantors are not permitted to effect the exchange offer as contemplated by this offering memorandum because it would violate any applicable law, rule, regulation, order or applicable interpretations of the law by the staff of the SEC;

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  for any other reason the exchange offer is not consummated within 180 days after the date of issuance of the notes; or

  •
  upon the request of the initial purchaser with respect to registrable securities held by the initial purchaser that are not eligible to be exchanged for exchange securities in the exchange offer and held by it following consummation of the exchange offer;

then we and the guarantors will use our commercially reasonable efforts to file as promptly as practicable with the SEC, which date is referred to as the "shelf filing date," a shelf registration statement to cover resales of registrable securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

For purposes hereof, "registrable securities" means each note, until the earliest to occur of:

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  the date on which that note has been registered, exchanged or disposed of pursuant to a registration statement;

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  the date on which that note is eligible to be transferred or sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act; or

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  the date on which that note ceases to be outstanding.

We and the guarantors will use our commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as promptly as practicable after it is filed. We and the guarantors will use our commercially reasonable efforts to keep the shelf registration statement continuously effective until the expiration of the period referred to in Rule 144(k) of the Securities Act, or the date all registrable securities have been sold under the shelf registration statement.

Additional interest

In the event that either the exchange offer is not completed or the shelf registration statement, if required, is not declared effective within the earlier of 180 days after the date of issuance of the notes and 90 days after a request by the initial purchaser as described in "—Shelf Registration" above, the interest rate on the registrable securities will be increased by 0.50% per annum for the initial 90-day period following such default, and another 0.50% per annum (for a total of 1.00% per annum) following such initial 90-day period following such default, until the exchange offer is completed, the shelf registration statement, if required, is declared effective by the SEC or the registrable securities become freely tradable under the Securities Act.

If the shelf registration statement has been declared effective and thereafter either ceases to be effective or the prospectus contained therein ceases to be usable at any time before the expiration of the period referred to in Rule 144(k) of the Securities Act, or the date all registrable securities have been sold under the shelf registration statement, whichever is earlier, and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period, then the interest rate on the registrable securities will be increased by 1.00% per annum commencing on the 31st day in such 12-month period and ending on such date that the shelf registration statement has again been declared effective or the prospectus again becomes usable.

Notwithstanding the foregoing, we may, by notice to the holders of registrable notes, suspend the availability of a shelf registration statement and the use of the related prospectus, if:

  •
  such action is required by the SEC or a state securities authority;

  •
  the happening of any event that requires us to make changes in the shelf registration statement or the related prospectus in order to ensure that such documents do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

  •
  we determine in our reasonable judgment that it is in the best interests of us and the guarantors not to disclose a possible acquisition or business combination or other transaction, business development or event involving us or the guarantors that might otherwise require disclosure in the registration statement, or if obtaining any financial statements relating to an acquisition or business combination required to be included in the registration statement would be impracticable.

The period for which we are obligated to keep the shelf registration statement continuously effective will be extended by the period of such suspension.

Each holder of registrable notes will be required to discontinue disposition of registrable notes pursuant to the shelf registration statement upon receipt from us of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreement.

The registration rights agreement will also provide that we and the guarantors will:

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  if requested by the initial purchaser or one or more participating broker-dealers, for a period of at least 180 days after the consummation of the exchange offer, use commercially reasonable efforts to amend or supplement the prospectus contained in the exchange offer registration statement, in order to expedite or facilitate the disposition of any exchange securities by participating broker-dealers;

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  pay expenses incident to the exchange offer, but not including underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of registrable securities pursuant to the shelf registration statement; and

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  indemnify certain holders of the notes, including any broker-dealer participating in a distribution of registrable securities to the public, against some liabilities, including liabilities under the Securities Act.

A broker-dealer that delivers a prospectus to purchasers in connection with resales of the exchange securities will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification rights and obligations.

Each holder of notes who wishes to exchange its notes for exchange securities in the exchange offer will be required to make representations, including representations that:

  •
  any exchange securities to be received by it will be acquired in the ordinary course of its business;

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  it has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, the distribution of the exchange securities in violation of the provisions of the Securities Act;

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  it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of us or any guarantor (or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable); and

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  if such holder is a broker-dealer that will receive exchange securities for its own account in exchange for registrable securities that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus in connection with any resale of such exchange securities.

Holders of the notes will also be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling noteholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

Certain U.S. federal income tax considerations

The following description summarizes the material U.S. federal income tax consequences of purchasing, owning and disposing of the notes. This summary applies to you only if you are an initial holder of the notes and you acquire the notes for cash at a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax rules applicable to certain holders of notes such as:

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  dealers in securities or currencies;

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  certain traders in securities;

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  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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  persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

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  certain U.S. expatriates;

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  financial institutions;

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  insurance companies;

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  real estate investment trusts;

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  regulated investment companies;

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  grantor trusts;

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  entities that are tax-exempt for U.S. federal income tax purposes; and

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  persons that acquire the notes for a price other than their issue price.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative rulings and judicial authority, all as in effect as of the date of this offering memorandum. No ruling has been or will be sought from the Internal Revenue Service regarding any matter discussed herein. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to those described in this summary. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

As used in this summary, a "U.S. holder" is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state; an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons (within the meaning of the Code) has the authority to control all of the trust's substantial decisions.

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

As used in this summary, the term "non-U.S. holder" means a beneficial owner of the notes that is not a U.S. holder.

U.S. holders

Payments of Interest.    The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest on your notes will be taxed as ordinary interest income at the time it is received or accrued, depending on your method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of Notes.    Your tax basis in your notes generally will be their cost, subject to certain adjustments. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "U.S. holders — Payments of Interest") and your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long term capital gain generally will be subject to a maximum tax rate of 15%.

Information Reporting and Backup Withholding.    Payments of principal and interest on a Note, and the proceeds of the sale or other taxable disposition of a Note held by a U.S. holder, generally will be subject to information reporting. In addition, such amounts may be subject to backup withholding at a rate of 28%, if a U.S. holder fails to provide its correct taxpayer identification number or to make required certifications or has been notified by the Internal Revenue Service that it is subject to backup withholding.

Backup withholding is not an additional tax. Amounts withheld may be refunded or credited against your U.S. federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

Additional Interest.    Since the notes are entitled to the payment of additional interest if we fail to consummate the registered exchange offer or to cause the shelf registration statement to be declared effective as described above under "Description of the notes" and "Exchange offer; Registration rights," the notes could be subject to Treasury Regulations that apply to debt instruments that provide for one or more contingent payments. Under those Treasury Regulations, however, a payment is not a contingent payment merely because it is subject to a contingency that, as of the issue date, is either "remote" or "incidental." We believe that the likelihood of the payment of additional interest is remote and will not affect the yield to maturity on the notes. Our determination that the possibility of such payments is a remote contingency for these purposes is binding on a holder unless the holder discloses in the proper manner to the Internal Revenue Service that it is taking a different position. If, however, the interest rate was increased because of a failure to consummate the registered exchange offer or to cause the shelf registration statement to be declared effective, a holder would be required to include in gross income any increased amount of interest, possibly in advance of the receipt of cash relating thereto. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of additional interest, in particular in connection with the Treasury Regulations relating to contingent payment instruments.

Mandatory and Optional Redemptions.    We may redeem the notes or may become obligated to offer to redeem the notes, in whole or in part, at certain times and under certain circumstances described elsewhere herein. The Treasury Regulations issued under the provisions of the Code relating to original issue discount contain rules for determining the yield and maturity of debt instruments that are subject to certain options or other contingent payments. Pursuant to those regulations, we believe that neither we nor any holders of notes should be deemed to exercise any of the options to redeem described in this offering memorandum, and thus, the existence of these options to redeem should not affect the calculation of the yield and maturity of the notes.

Non-U.S. holders

U.S. Federal Withholding Tax.    Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the "portfolio interest" exemption of the Code, provided that in the case of interest:

  •
  you do not, directly or indirectly, actually or constructively, own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

  •
  you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code); and

  •
  either (i) you provide a properly completed IRS Form W-8BEN, certifying that you are not a U.S. person within the meaning of the Code and providing your name and address to us or our paying agent, or (ii) the financial institution holding the notes on your behalf, under penalties of perjury, provides us with a statement certifying that it has received a properly completed IRS Form W-8BEN from you, together with a copy of the IRS Form W-8BEN.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax treaty that may provide for an exemption from or reduction in U.S. withholding tax and for rules different from those described above.

If you are a non-U.S. holder that does not qualify for the "portfolio interest" exemption, interest paid on a note to you will generally be subject to U.S. federal withholding tax at the rate of 30%, unless you provide us (or our paying agent) with a properly completed:

  •
  IRS Form W-8BEN claiming an exemption from (or reduction to) withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If, however, the interest is effectively connected with your conduct of a trade or business in the United States, the interest will be subject to U.S. federal income tax imposed on a net income basis in the same manner as applicable to U.S. persons and, in the case of a corporate non-U.S. holder, potentially also a 30% branch profits tax.

If you are a foreign partnership or a foreign trust, special rules apply and you should consult your own tax advisor regarding your status under these rules and the certification requirements applicable to you.

U.S. Federal Income Tax.    Except for the possible application of U.S. withholding tax (see "Non-U.S. holders — U.S. Federal Withholding Tax" above) and backup withholding tax (see "Non-U.S. holders — Backup Withholding and Information Reporting" below), you generally will not have to pay U.S. federal income tax on payments of principal and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (however, in the case of proceeds representing accrued interest, U.S. withholding tax may apply unless the conditions described in "Non-U.S. holders — U.S. Federal Withholding Tax" are met) unless:

  •
  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

  •
  the gain or income is effectively connected with your conduct of a U.S. trade or business, and, if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by you; or

  •
  you are subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your U.S. trade or business, and, if an income tax treaty applies, you maintain a U.S. "permanent establishment" to which the interest or gain is generally attributable, you may be subject to U.S. income tax on a net basis on the interest or gain or income (although interest is not subject to the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your earnings and profits for the taxable year that are effectively connected to your U.S. trade or business, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting.    Under current Treasury Regulations, backup withholding will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "Non-U.S. holders — U.S. Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a U.S. person. We or our paying agent may, however, be subject to information reporting requirements with respect to certain payments on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding of 28%. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption. U.S. information reporting, but not backup withholding, may apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a U.S. or U.S.-related broker or financial institution unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Notice Pursuant to I.R.S. Circular 230.This disclosure and our conclusions set forth above are not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer under U.S. tax law. This disclosure was written to support the promotion or marketing of the notes. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in the notes.

Transfer restrictions

The notes have not been registered under the Securities Act and may not be offered or sold within the U.S. or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except to (a) qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A and (b) persons in offshore transactions in reliance on Regulation S.

Each purchaser of the notes will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A or Regulation S under the Securities Act are used herein as defined therein):

  (1)
  The purchaser (A) (i) is a qualified institutional buyer, (ii) is aware that the sale to it is being made in reliance on Rule 144A and (iii) is acquiring the notes for its own account or for the account of a qualified institutional buyer or (B) is not a U.S. person and is purchasing the notes in an offshore transaction pursuant to Regulation S.

  (2)
  The purchaser understands that the notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the notes, except as described in this offering memorandum, will not be registered under the Securities Act or any applicable state securities laws and that (A) if in the future it decides to offer, resell, pledge or otherwise transfer any of the notes, such notes may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available), or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (B) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser of the notes from it of the resale restrictions referred to in (A) above.

  (3)
  The purchaser understands that the notes will, until the expiration of the applicable holding period with respect to the notes set forth in Rule 144(k) of the Securities Act, unless otherwise agreed by Ethan Allen and the holder thereof, bear a legend substantially to the following effect:

    THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

    THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

  (4)
  Each purchaser of the notes offered in reliance on Regulation S will be deemed to have represented and agreed that it is not a U.S. person and is purchasing such notes in an offshore transaction (as such terms are defined in Regulation S) pursuant to Regulation S and understands that such notes, unless otherwise agreed by Ethan Allen Global and the holder thereof, bear a legend substantially to the following effect:

    THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON WHO PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO RULE 144A THEREUNDER. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

    UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

    TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

The notes may not be sold or transferred to, and each purchaser by its purchase of the notes shall be deemed to have represented and covenanted that it is not acquiring the notes for or on behalf of, and will not transfer the notes to, any pension or welfare plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except that such purchase for or on behalf of a pension or welfare plan shall be permitted:

  (i)
  to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchaser in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund, and the other applicable conditions of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;

  (ii)
  to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchaser in which, at any time while the notes are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account, and the other applicable conditions of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;

  (iii)
  to the extent such purchase is made on behalf of a plan by (A) an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "1940 Act"), that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50.0 million and had shareholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (B) a bank as defined in Section 202(a)(2) of the 1940 Act with equity capital in excess of $1.0 million as of the last day of its most recent fiscal year, or (C) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a pension or welfare plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1.0 million and which is subject to supervision and examination by a State authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment adviser, bank or insurance company at the time of the transaction, and the other applicable conditions of such exemption are otherwise satisfied;

  (iv)
  to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA or Section 401 of the Code;

  (v)
  to the extent such purchase is made by or on behalf of an insurance company using the assets of its general account, the reserves and liabilities for the general account contracts held by or on behalf of any plan, together with any other plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer, in accordance with Prohibited Transaction Class Exemption 95-60, and the other applicable conditions of such exemption are otherwise satisfied;

  (vi)
  to the extent such purchase is made by an in-house asset manager within the meaning of Part IV(a) of Prohibited Transaction Class Exemption 96-23, such manager has made or properly authorized the decision for such plan to purchase notes, under circumstances such that Prohibited Transaction Class Exemption 96-23 is applicable to the purchase and holding of such notes; or

  (vii)
  to the extent such purchase will not otherwise give rise to a transaction described in Section 406 or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable.

Plan of distribution

Subject to the terms and conditions of a purchase agreement among us, the guarantors named therein and J.P Morgan Securities Inc., referred to in this offering memorandum as the "initial purchaser," we have agreed to sell to the initial purchaser, and the initial purchaser has agreed to purchase from us, $200,000,000 aggregate principal amount of the notes.

The purchase agreement provides that the initial purchasers is obligated to purchase all of the notes if any are purchased. The initial purchaser initially proposes to offer the notes for resale at the issue price that appears on the cover of this offering memorandum. After the initial offering, the initial purchaser may change the offering price and any other selling terms. The initial purchaser may offer and sell notes through certain of its affiliates.

The notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons in offshore transactions in reliance on Regulation S under the Securities Act. In the purchase agreement, the initial purchaser has agreed that (i) the notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act or in transactions not subject to those registration requirements and (ii) during the initial distribution of the notes, it will offer or sell notes only to qualified institutional buyers in compliance with Rule 144A or in reliance upon Regulation S, provided that no such offer or sale may be within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each broker/dealer to which it sells notes in reliance upon Regulation S a confirmation or other notice detailing the restrictions on offers and sales of the notes within the United States or to, of for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act. Resales of the notes are restricted as described under "Transfer restrictions."

In addition, until 40 days after the commencement of the offering, an offer or sale of notes within the United States by a broker/dealer (whether or not it is participating in the offering) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than pursuant to Rule 144A.

The initial purchaser has represented and agreed that:

  •
  it has not offered or sold, and prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the United Kingdom Public Offers of Securities Regulations 1995 (as amended);

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to Ethan Allen Global or the guarantors; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer to the public in that Relevant Member State may be made prior to the publication of a prospectus which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our notes may be made to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

We and each of the guarantors have agreed that we will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us (other than the Exchange Securities) and having a maturity of more than one year from the date of issue (excluding promissory notes issued in connection with acquisitions not required to be registered under the Securities Act), without the prior written consent of the Representative, for a period of 45 days after the date of this offering memorandum.

In the purchase agreement, we and each of the guarantors have agreed that we will indemnify the initial purchaser against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the initial purchaser may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. In addition, the notes are subject to certain restrictions on resale and transfer as described under "Transfer restrictions." We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The initial purchaser has advised us that it intends to make a market in the notes, but it is not obligated to do so. The initial purchaser may discontinue any market making in the notes at any time in its sole discretion. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and Exchange Act and may be limited during the Registered Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the initial purchaser may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the notes and our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the initial purchaser. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Penalty bids involve the reclaiming of selling concessions from a broker-dealer when the notes originally sold by such broker-dealer are purchased in stabilizing or covering transactions. These transactions, if commenced may be discontinued at any time.

J.P. Morgan Securities Inc. ("JPMorgan") will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation based on transactions conducted through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

The initial purchaser and its affiliates have provided certain commercial banking, financial advisory and investment banking services to us or our affiliates for which they receive customary fees and discounts. JPMorgan Chase Bank, an affiliate of JPMorgan, is the administrative agent and a lender under the credit facility, and may receive its proportionate share of any repayment of amounts outstanding under the credit facility from the proceeds of this offering.

The initial purchaser and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Certain legal matters relating to the notes will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut, and for the initial purchaser by Davis Polk & Wardwell, New York, New York.

Independent auditors

The consolidated financial statements and related financial statement schedule of Ethan Allen Interiors Inc. and subsidiaries as of June 30, 2005 and 2004, and for each of the years in the three-year period ended June 30, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, incorporated by reference in this offering memorandum, have been audited by KPMG LLP, independent registered public accountants, as stated in their reports incorporated by reference herein.

Where you can find more information

We are required to file periodic reports, proxy statements and other information relating to our business, financial statements and other matters with the SEC under the Securities Exchange Act of 1934. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1300, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Our reports and proxy statements and other information relating to us can also be inspected at the NYSE located at 20 Broad Street, New York, New York 10005.

We will file with the SEC a registration statement on Form S-4 under the Securities Act of 1933 covering the exchange of the notes. This offering memorandum does not contain all of the information that will be contained in the registration statement because we are omitting parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this offering memorandum. The registration statement will be available to the public over the Internet at the SEC's web site described above and will be able to be read and copied at the locations described above.

Each statement made in this offering memorandum concerning a document filed as an exhibit to another document is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

Incorporation of certain documents by reference

We "incorporate by reference" certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this offering memorandum, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

  •
  annual report on Form 10-K for the year ended June 30, 2005;

  •
  proxy statement on Schedule 14A, dated September 24, 2004; and

  •
  current reports on Form 8-K filed on July 14, 2005, July 27, 2005, July 28, 2005, September 7, 2005 and September 12, 2005.

Any statement contained in a previously filed document incorporated by reference in this offering memorandum is modified or superseded to the extent that a statement contained in this offering memorandum modifies or supersedes such statement. Any statement contained in this offering memorandum or in a document incorporated by reference in this offering memorandum is modified or superseded to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this offering memorandum modifies or supersedes such statement. Only the modified or superseded statement shall constitute a part of this offering memorandum. If Ethan Allen ceases to be subject to the information requirements of the Exchange Act, we will make available to you and any prospective purchaser of your notes the information necessary to permit compliance with Rule 144A in connection with the resale of your notes.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC.

You may request a copy of these filings, other than their exhibits, at no cost, by oral or written request to: Ethan Allen, Ethan Allen Drive, Danbury, Connecticut 06811, Attention: Investor Relations, (203) 743-8000. You may request a copy of the indenture, Registration Rights Agreement and other agreements referred to in this offering memorandum by requesting them in writing or by telephone from us at the above address.

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Notice to investors
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SEC review
Forward-looking statements
Preliminary note
Summary
Ethan Allen
Organizational chart
The offering
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Use of proceeds
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Where you can find more information
Incorporation of certain documents by reference